UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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AutoNation, Inc.

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AUTONATION, INC. AutoNation Headquarters 200 SW 1st Ave Fort Lauderdale, FL 33301

March 25, 2010

Dear Fellow AutoNation Stockholder:

We are pleased to invite you to join us at the 2010 Annual Meeting of Stockholders of AutoNation, Inc. to be held at 9:00 a.m. Eastern Time on Wednesday, May 5, 2010 at the AutoNation Headquarters, located at 200 SW 1st Ave, Fort Lauderdale, Florida 33301.

At this year’s Annual Meeting, the agenda includes the annual election of directors; ratification of the selection of our independent registered public accounting firm; and consideration of two stockholder proposals, if properly presented at the annual meeting. We will also report on our progress and provide an opportunity for you to ask questions of general interest.

The Board of Directors recommends that you vote FOR the election of the director nominees, FOR ratification of the selection of our independent registered public accounting firm, and AGAINST the two stockholder proposals. Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting. Your vote is important, and we ask that you please cast your vote as soon as possible.

We look forward to seeing you on May 5, 2010 in Fort Lauderdale.

Sincerely,

Mike Jackson

Chairman of the Board and

Chief Executive Officer

AUTONATION, INC. AutoNation Headquarters 200 SW 1st Ave Fort Lauderdale, FL 33301

NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS

To Stockholders of AutoNation, Inc.:

The 2010 Annual Meeting of Stockholders of AutoNation, Inc. will be held at the AutoNation Headquarters, located at 200 SW 1st Ave, Fort Lauderdale, Florida 33301 on Wednesday, May 5, 2010 at 9:00 a.m. Eastern Time for the following purposes, as more fully described in the proxy statement:

(1)	To elect nine directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified;

(2)	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2010;

(3)	To consider two stockholder proposals, if properly presented at the Annual Meeting; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Only stockholders of record as of 5:00 p.m. Eastern Time on March 17, 2010, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

We cordially invite you to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible. You may revoke your proxy and reclaim your right to vote at any time prior to its use. The proxy statement includes information on what you will need to attend the Annual Meeting.

By Order of the Board of Directors,

Jonathan P. Ferrando

Executive Vice President,

General Counsel and Secretary

March 25, 2010

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 5, 2010

Our 2009 Annual Report and this proxy statement are available at www.edocumentview.com/AN.

AUTONATION, INC. AutoNation Headquarters 200 SW 1st Ave Fort Lauderdale, FL 33301

PROXY STATEMENT

This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors of AutoNation, Inc. (“AutoNation” or the “Company”) for use at our 2010 Annual Meeting of Stockholders. Our Annual Meeting will be held at the AutoNation Headquarters, located at 200 SW 1st Ave, Fort Lauderdale, Florida 33301 on Wednesday, May 5, 2010 at 9:00 a.m. Eastern Time.

Only stockholders of record as of 5:00 p.m. Eastern Time on March 17, 2010 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the Record Date, there were 169,853,466 shares of AutoNation common stock issued and outstanding and entitled to vote at the Annual Meeting. We made copies of this proxy statement available to our stockholders beginning on March 25, 2010.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What is the purpose of our 2010 Annual Meeting?

Our 2010 Annual Meeting will be held for the following purposes:

•	To elect nine directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified;

•	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2010;

•	To consider two stockholder proposals, if properly presented at the Annual Meeting; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

In addition, senior management will report on our business and respond to your questions.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials, including this proxy statement and our annual report, to our stockholders primarily via the Internet. On or about March 25, 2010, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote, and how to request printed copies. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice.

How can I attend the Annual Meeting?

You are entitled to attend the annual meeting only if you were an AutoNation stockholder as of the Record Date or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If your shares are held by a brokerage firm, bank, or a trustee, you should provide proof of beneficial ownership as of the Record Date, such as a bank or brokerage account statement or other similar evidence of ownership. Even if you plan to attend the Annual Meeting, please cast your vote as soon as possible.

What are the voting rights of AutoNation stockholders?

Each stockholder is entitled to one vote on each of the nine director nominees and one vote on each other matter properly presented at the Annual Meeting for each share of common stock owned by that stockholder on the Record Date.

What constitutes a quorum?

In order for us to conduct business at our Annual Meeting, we must have a quorum of at least 84,926,734 shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote. If you submit a properly executed proxy or vote instruction card or properly cast your vote by telephone or via the Internet, your shares will be considered part of the quorum, even if you abstain from voting or withhold authority to vote as to a particular proposal. We also will consider as present for purposes of determining whether a quorum exists any shares represented by “broker non-votes.”

What are “broker non-votes”?

“Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the stockholder and the firm does not have the authority to vote the shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokerage firms have the authority to vote their customers’ shares on certain “routine” matters for which they do not receive voting instructions. Prior to 2010, an uncontested election of directors was considered a “routine” matter under NYSE rules. In 2009, the SEC approved a proposal to amend the NYSE rules to eliminate discretionary voting by brokers in any election of directors. Accordingly, at this year’s annual meeting, in the event that a brokerage firm does not receive voting instructions from one of our stockholders, such firm will have the authority to vote such stockholder’s shares only with respect to the ratification of the selection of our independent registered public accounting firm, and such stockholder’s shares will not be voted, and will be considered “broker non-votes,” with respect to the election of directors and the two stockholder proposals.

Will my shares be voted if I do not provide my proxy?

If your shares are held by a brokerage firm and you do not provide the firm specific voting instructions, such firm will have the authority to vote your shares only with respect to the ratification of the selection of our independent registered public accounting firm, and your shares will not be voted, and will be considered “broker non-votes,” with respect to the election of directors and the two stockholder proposals. Therefore, we urge you to provide voting instructions so that your shares will be voted. If you hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the Annual Meeting. If you hold shares through the AutoNation 401(k) Plan, your shares will be voted as described below even if you do not provide voting instructions.

How do I vote my 401(k) shares?

If you participate in the AutoNation 401(k) Plan, you may vote the number of shares credited to your account as of 5:00 p.m. Eastern Time on March 17, 2010, by following the instructions provided by the Plan’s trustee, Merrill Lynch & Co. (“Merrill Lynch”). If you do not provide clear voting instructions, Merrill Lynch will vote the shares in your account in the same proportion that it votes shares for which it received valid and timely instructions.

How do I vote?

Registered Stockholders

If you are a registered stockholder (you hold your shares in your own name through our transfer agent), you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you receive printed copies of the proxy materials by mail, you can also vote by mail or telephone by following the instructions provided on the proxy card.

Beneficial Owners

If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank, or a trustee) and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet by following the instructions provided in the Notice, or, if you receive printed copies of the proxy materials by mail, you can also vote by mail or telephone by following the instructions provided on the proxy card. Please also refer to the instructions you receive from your brokerage firm, bank, or trustee on how to vote your shares.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

What vote is required to elect directors or take other action at the Annual Meeting?

In order to be approved, any proposal that comes before the Annual Meeting, including the proposal to elect directors, the proposal to ratify the selection of our independent registered public accounting firm, and each of the stockholder proposals, must receive the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting with respect to such proposal. If you mark your proxy or vote instruction card “withhold” with respect to any director or “abstain” with respect to any other proposal, you will effectively be voting against the election of such director or against the approval of such proposal. If your shares are not voted by your brokerage firm or nominee with respect to a particular proposal, or if you direct your proxy holder not to vote all or a portion of your shares with respect to a particular proposal, such shares will not be counted for or against such proposal.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote FOR the election of the director nominees (see “Proposal 1: Election of Directors”), FOR ratification of the selection of our independent registered public accounting firm (see “Proposal 2: Ratification of the Selection of Our Independent Registered Public Accounting Firm”), and AGAINST the two stockholder proposals (see “Proposal 3: Stockholder Proposal” and “Proposal 4: Stockholder Proposal”).

How will the persons named as proxies vote?

If you complete and submit a proxy, the persons named as proxies will follow your instructions. If you submit a proxy but do not provide instructions or if your instructions are unclear, the persons named as proxies will vote your shares as follows: FOR the election of the director nominees, FOR ratification of the selection of our independent registered public accounting firm, and AGAINST each of the stockholder proposals. With respect to any other proposal that properly comes before the Annual Meeting, the persons named as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

Who will pay for the cost of soliciting proxies?

We will pay for the cost of soliciting proxies, and we have retained Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee not to exceed $12,000, plus reimbursement for out-of-pocket expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. As is customary, we will reimburse brokerage firms, fiduciaries, voting trustees, and other nominees for forwarding our proxy materials to each beneficial owner of common stock held of record by them.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of ten members. Except for Messrs. Larson and Brown, each of our current directors was elected by our stockholders at our 2009 Annual Meeting of Stockholders. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board appointed Messrs. Larson and Brown as members of the Board effective February 24, 2010. Our Chairman and CEO and certain of our independent directors suggested Messrs. Larson and Brown as prospective Board candidates. Mr. Brown previously served as one of our directors from May 1997 until May 2008. On March 8, 2010, Kim C. Goodman, who has served as one of our directors since February 2007, informed the Company that she will not stand for re-election to the Board at the 2010 Annual Meeting. Ms. Goodman will continue to serve on our Board and the Audit Committee until the date of the Annual Meeting.

Upon the recommendation of the Corporate Governance and Nominating Committee, our Board has nominated the nine persons listed below to stand for election for a new term expiring at the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Each nominee listed below is currently serving as a director and is willing and able to serve as a director of AutoNation.

The Board recommends that you vote “FOR” the election of each of the following nominees.

Nominee	Age	Current Position with AutoNation	Director Since
Mike Jackson	61	Chairman of the Board and Chief Executive Officer	1999
Robert J. Brown	75	Director	2010
Rick L. Burdick	58	Director	1991
William C. Crowley	52	Director	2002
David B. Edelson	50	Director	2008
Robert R. Grusky	52	Director	2006
Michael Larson	50	Director	2010
Michael E. Maroone	56	Director, President and Chief Operating Officer	2005
Carlos A. Migoya	59	Director	2006

We have set forth below certain information regarding each nominee, including the specific experience, qualifications, attributes, or skills that led the Board to conclude that such nominee should serve as a director.

Mike Jackson has served as our Chairman of the Board since January 2003 and as our Chief Executive Officer and Director since September 1999. From October 1998 until September 1999, Mr. Jackson served as Chief Executive Officer of Mercedes-Benz USA, LLC, a North American operating unit of DaimlerChrysler AG, a multinational automotive manufacturing company. From April 1997 until September 1999, Mr. Jackson also served as President of Mercedes-Benz USA. From July 1990 until March 1997, Mr. Jackson served in various capacities at Mercedes-Benz USA, including as Executive Vice President immediately prior to his appointment as President of Mercedes-Benz USA. Mr. Jackson was also the managing partner from March 1979 to July 1990 of Euro Motorcars of Bethesda, Maryland, a regional group that owned and operated eleven automotive dealership franchises, including Mercedes-Benz and other brands of automobiles. Mr. Jackson’s automotive experience, his position as our Chief Executive Officer, and his broad knowledge of our Company and the automotive industry led the Board to conclude that he should serve as one of our directors.

Robert J. Brown has served as one of our directors since February 2010 and also previously served as one of our directors from May 1997 until May 2008. Mr. Brown has served as Chairman and Chief Executive Officer of B&C Associates, Inc., a management consulting, marketing research, and public relations firm, since 1973. Mr. Brown served as a director of Wachovia Corporation, a commercial and retail bank from April 1993 until April 2007, Sonoco Products Company, a manufacturer of industrial and consumer packaging products, from April 1993 until February 2007, and Duke Energy Corporation, an electric power company, from April 1994 until May 2005. Mr. Brown’s experience operating B&C Associates, Inc. and his prior public company Board experience led the Board to conclude that he should serve as one of our directors.

Rick L. Burdick has served as one of our directors since May 1991. Since 1988, Mr. Burdick has been a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., a global full service law firm. Mr. Burdick is managing partner (international) of the firm. He also serves as Lead Director of CBIZ, Inc. (formerly, Century Business Services, Inc.), a provider of outsourced business services to small and medium-sized companies in the United States. Mr. Burdick’s experience as a senior partner at a large law firm advising large companies on a broad range of corporate transactions and on securities law and corporate governance matters led the Board to conclude that he should serve as one of our directors.

William C. Crowley has served as one of our directors since January 2002. Since January 1999, Mr. Crowley has been President and Chief Operating Officer of ESL Investments, Inc., a private investment firm. Since March 2005, Mr. Crowley has served as a director of Sears Holdings Corporation, a broadline retailer. Additionally, he has served as Executive Vice President of Sears Holdings Corporation since March 2005 and as Chief Administrative Officer of Sears Holdings Corporation since September 2005. Mr. Crowley also served as the Chief Financial Officer of Sears Holdings Corporation from March 2005 until September 2006 and from January 2007 until October 2007. Mr. Crowley has served as a director of Sears Canada Inc. since March 2005 and as the Chairman of the Board of Sears Canada Inc. since December 2006. From May 2003 until March 2005, Mr. Crowley served as director and Senior Vice President, Finance of Kmart Holding Corporation. Prior to joining ESL Investments in 1999, Mr. Crowley was a Managing Director at Goldman, Sachs & Co., a leading global investment banking and securities firm. Mr. Crowley’s experience in corporate finance and investment banking, as well as his experience as a senior executive officer of a major Fortune 500 company and his position as the President and Chief Operating Officer of ESL Investments, Inc., led the Board to conclude that he should serve as one of our directors.

David B. Edelson has served as one of our directors since July 2008. Mr. Edelson is Senior Vice President of Loews Corporation, a diversified holding company with subsidiaries in the property-casualty insurance, offshore drilling, natural gas transmission and storage, natural gas exploration and production, and lodging industries. He joined Loews in May 2005. Prior to joining Loews, Mr. Edelson was Executive Vice President & Corporate Treasurer of JPMorgan Chase & Co. He was named Corporate Treasurer in April 2001 and promoted to Executive Vice President in February 2003. Mr. Edelson spent the first 15 years of his career as an investment banker, first with Goldman Sachs & Co. and subsequently with JPMorgan Chase & Co. He has served as a director of CNA Surety Corporation, a 62%-owned subsidiary of CNA Financial Corporation, which is a 90%-owned subsidiary of Loews Corporation, since February 2007 and in January 2009 became its Chairman of the Board. Mr. Edelson’s experience as a senior executive officer of a large holding company owning a wide range of businesses, as well as his prior experience as an investment banker and corporate treasurer, led the Board to conclude that he should serve as one of our directors.

Robert R. Grusky has served as one of our directors since June 2006. In 2000, Mr. Grusky founded Hope Capital Management, LLC, an investment management firm for which he serves as Managing Member. He co-founded New Mountain Capital, LLC, a private equity and public equity investment management firm, in 2000 and was a Principal, Managing Director and Member of New Mountain Capital from 2000 to 2005 and has been a Senior Advisor since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation, the primary investment vehicle for the Hon. Ronald S. Lauder. Prior thereto, Mr. Grusky also served in a variety of capacities at Goldman, Sachs & Co. in its Mergers & Acquisitions Department and Principal Investment Area. Mr. Grusky is a director of Strayer Education, Inc., an education services company, and AutoZone, Inc., a specialty retailer of automotive parts. Mr. Grusky’s experience in investment management and investment banking led the Board to conclude that he should serve as one of our directors.

Michael Larson has served as one of our directors since February 2010. Mr. Larson serves as the chief investment officer for William H. Gates III, a position he has held since 1994. He is responsible for Mr. Gates’ non-Microsoft investments as well as the investments of the Bill & Melinda Gates Foundation Trust. He serves as a director of Republic Services, Inc., Grupo Televisa, S.A.B., and Pan American Silver Corp. In addition, he is Chairman of the Board of Trustees for Western Asset/Claymore Inflation-Linked Securities & Income Fund and Western Asset/Claymore Inflation-Linked Opportunities & Income Fund. Mr. Larson’s investment and business experience and broad understanding of the capital markets, business cycles, and capital investment and allocation led the Board to conclude that he should serve as one of our directors.

Michael E. Maroone has served as one of our directors since July 2005 and as our President and Chief Operating Officer since August 1999. Following our acquisition of the Maroone Automotive Group in January 1997, Mr. Maroone served as President of our New Vehicle Dealer Division. In January 1998, Mr. Maroone was named President of our Automotive Retail Group with responsibility for our new and used vehicle operations. Prior to joining AutoNation, Mr. Maroone was President and Chief Executive Officer of the Maroone Automotive Group, one of the country’s largest privately-held automotive retail groups prior to its acquisition by us. Mr. Maroone’s position as our President and his broad knowledge of our Company and the automotive retail industry led the Board to conclude that he should serve as one of our directors.

Carlos A. Migoya has served as one of our directors since June 2006. Since February 2010, Mr. Migoya has served as City Manager for the City of Miami. He formerly served as Regional President – North Carolina of Wachovia Corporation, a Wells Fargo Company, from December 2007 until May 2009. From June 2006 until December 2007, Mr. Migoya served as State CEO for the Atlantic Region of Wachovia Corporation. In this position, Mr. Migoya was responsible for Wachovia’s general banking businesses in New Jersey, Connecticut and New York. From 1987 until 2006, Mr. Migoya served as Regional President – Dade and Monroe Counties of Wachovia Corporation, with responsibility for Wachovia’s general banking businesses in the region. Mr. Migoya has more than 35 years of experience in banking. Mr. Migoya’s management and banking experience led the Board to conclude that he should serve as one of our directors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Codes of Ethics

Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in the AutoNation, Inc. Corporate Governance Guidelines (the “Guidelines”), which were adopted by the Board in March 2003 and most recently amended as of July 30, 2009. The Guidelines serve as a framework within which our Board conducts its operations. The Corporate Governance and Nominating Committee of our Board has been charged with periodically reviewing the Guidelines and recommending to our Board appropriate changes in light of applicable laws and regulations, the governance standards identified by leading governance authorities, and our Company’s evolving needs.

In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, we have a Company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. We also maintain a 24-hour Alert-Line for employees to report any Company policy violations under our Business Ethics Program. In addition, our Board has adopted the Code of Ethics for Senior Officers and the Code of Business Ethics for the Board of Directors. These codes comply with NYSE listing standards.

A copy of the Guidelines and the codes referenced above are available on our corporate website at http://corp.autonation.com/investors. You also may obtain a printed copy of the Guidelines by sending a written request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.

Role of the Board and Board Structure

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, which is charged with the conduct of our business, and acts as an advisor and counselor to senior management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing our business strategy, assessing and managing risks, and managing our day-to-day operations.

Our Board’s oversight of our business strategy and planning and management of our day-to-day operations includes a review of risks that could impact our goals, objectives, and financial condition. In addition, our Audit, Corporate Governance and Nominating, and Compensation committees assist the Board in overseeing our management of risk. Our Audit Committee reviews with management significant risks, as well as our process for assessing and managing risks. Our Corporate Governance and Nominating Committee oversees our Company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. Our Compensation Committee, in certain cases through its Executive Compensation Subcommittee, reviews and approves our executive compensation program and also reviews the general compensation structure for our corporate and key field employees. While our Board oversees our management of risk as outlined above, management is responsible for identifying and managing risks.

The positions of Chairman of the Board and Chief Executive Officer are both currently held by Mike Jackson. The Board believes that this leadership model is currently appropriate for the following reasons:

•

Our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company. See “Corporate Governance Guidelines and Codes of Ethics” above.

•

Our Board is stockholder-oriented and focused on the best interests of our stockholders – approximately 62% of our outstanding shares of common stock are held by our directors or entities or persons related to our directors, a significant portion of our director’s compensation is equity-based, and the Board has established director stock ownership guidelines.

•	The combined role enables decisive leadership, ensures clear accountability, and fosters alignment on corporate strategy.

•	Our independent directors meet in regularly scheduled executive sessions led by a presiding director (rotated among Committee Chairs) without management present.

•	Our independent directors annually review the performance of our Chairman and Chief Executive Officer.

•	The Board believes that it functions well with its current leadership structure and with Mr. Jackson as Chairman of the Board.

•	At our 2009 Annual Meeting of Stockholders, a stockholder proposal to amend our by-laws to require an independent Board chairman was presented, and 86% of the votes cast voted against such proposal.

Our Board of Directors held 13 meetings and took one action by unanimous written consent during 2009. In 2009, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he or she served.

Our independent directors held four executive sessions without management present during 2009. Our Board has not appointed a lead independent director; instead, in accordance with our Guidelines, the presiding director for each executive session is rotated among the Chairs of our Board committees.

Our directors are expected to attend our Annual Meeting of Stockholders. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman of the Board in advance of the Annual Meeting. Except for Mr. Burdick, who could not attend due to a scheduling conflict, each person who was then serving as a director attended the 2009 Annual Meeting of Stockholders.

Board Committees

Our Board has established three separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. In addition, our Board has established the Executive Compensation Subcommittee, which is a subcommittee of the Compensation Committee. The charters for our Board committees are in compliance with SEC rules and NYSE listing standards. These charters are available at http://corp.autonation.com/investors, and you may obtain a printed copy of any of these charters by sending a written request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301.

The following table sets forth the current membership of each of our Board’s committees:

Name	Audit Committee	Compensation Committee	Executive Compensation Subcommittee	Corporate Governance and Nominating Committee
Rick L. Burdick		*	*	**
William C. Crowley		**		*
David B. Edelson	*
Kim C. Goodman(1)	*
Robert R. Grusky	**			*
Carlos A. Migoya	*	*	**	*

*	Member
**	Chair

(1)	On March 8, 2010, Kim C. Goodman, who has served as one of our directors since February 2007, informed the Company that she will not stand for re-election to the Board at the 2010 Annual Meeting. Ms. Goodman will continue to serve on our Board and the Audit Committee until the date of the Annual Meeting.

Audit Committee

The Audit Committee primarily assists our Board in fulfilling its oversight responsibilities by reviewing our financial reporting and audit processes and our systems of internal control over financial reporting and disclosure controls. Among the Committee’s core responsibilities are the following: (i) overseeing the integrity of our financial statements, for which management is responsible, and reviewing and approving the scope of the annual audit; (ii) selecting, retaining, compensating, overseeing, and evaluating our independent registered public accounting firm; (iii) reviewing the Company’s critical accounting policies; (iv) reviewing the Company’s quarterly and annual financial statements prior to the filing of such statements with the SEC; (v) preparing the Audit Committee report for inclusion in our proxy statement; and (vi) reviewing with management significant risks and assessing the steps management has taken to minimize, monitor, and control such risks or exposures. For a complete description of our Audit Committee’s responsibilities, you should refer to the Audit Committee’s charter.

The Audit Committee currently consists of four directors. Our Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, NYSE listing standards, the Audit Committee’s charter, and the independence standards set forth in the Guidelines (as discussed below under “Director Independence”). Our Board has also determined that each of Mr. Grusky and Mr. Edelson is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Proposal 1: Election of Directors” above for a description of the business experience of each of Mr. Grusky and Mr. Edelson.

The Audit Committee held eight meetings and took no actions by unanimous written consent during 2009. The Report of the Audit Committee for fiscal 2009, which contains a description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2009, is set forth below under “Audit-Related Matters – Report of the Audit Committee.”

Compensation Committee

The Compensation Committee primarily assists our Board in fulfilling its compensation and management development and succession planning oversight responsibilities by, among other things: (i) reviewing our director compensation program; (ii) reviewing and approving the compensation of our Chief Executive Officer and other senior executive officers and, except as expressly delegated to the Executive Compensation Subcommittee, setting annual and long-term performance goals for these individuals; (iii) reviewing and approving the compensation of all of our corporate officers; and (iv) reviewing the Company’s program for management development and succession planning.

The Committee reviews executive compensation at its meetings throughout the year and sets executive compensation. The Committee also reviews director compensation annually. As part of its review of executive compensation, the Committee reviews the executive compensation arrangements at other retail companies. The Committee reviews the data at a high level in order to evaluate and confirm whether our executive compensation is within a reasonably competitive range. The Committee, however, does not set executive compensation at a set target percentile based on the data. See “Executive Compensation – Compensation Discussion and Analysis – Setting Compensation Levels of Executive Officers.” Additionally, our Chief Executive Officer reviews the performance of each named executive officer and makes recommendations to the Committee with respect to compensation adjustments for such officers. However, the Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such officers. The Committee did not engage a compensation consultant to advise the Committee with respect to executive or director compensation for 2009.

Our Board has determined that each Compensation Committee member has the requisite independence for Compensation Committee membership under NYSE listing standards and the independence standards set forth in the Guidelines. The Compensation Committee held five meetings and took no action by unanimous written consent during 2009. For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see “Executive Compensation” below, as well as the Compensation Committee’s charter.

Executive Compensation Subcommittee

The Executive Compensation Subcommittee is a subcommittee of the Compensation Committee. The Subcommittee assists the Board and the Compensation Committee in fulfilling their compensation oversight responsibilities by performing the following duties: (i) reviewing and approving performance-based compensation of executive officers as contemplated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including bonuses and stock-based awards; (ii) administering the AutoNation, Inc. Senior Executive Incentive Bonus Plan, including establishing performance goals and certifying whether such goals are attained as contemplated under Section 162(m) of the Code; and (iii) administering our equity compensation plans, including approving stock-based awards.

Our Board has determined that each member of the Subcommittee qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and as an “outside director” under Section 162(m) of the Code. The Executive Compensation Subcommittee held six meetings and took no action by unanimous written consent during 2009. For more information on the responsibilities and activities of the Executive Compensation Subcommittee, please refer to the Executive Compensation Subcommittee’s charter.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee assists our Board in fulfilling its oversight responsibilities by performing the following duties: (i) periodically reviewing the corporate governance principles and practices set forth in the Guidelines, in comparison to the governance standards identified by leading governance authorities and our evolving needs, and making recommendations to the Board with respect to any appropriate amendment to the Guidelines; (ii) leading annual evaluations of Board and Board committee performance; (iii) assessing periodically our Board’s needs in terms of skills and qualifications and recommending to our Board candidates for nomination and election to our Board; (iv) reviewing Board candidates recommended by our stockholders; and (v) recommending to our Board assignments to committees.

Our Board has determined that each Corporate Governance and Nominating Committee member is independent under NYSE listing standards and the independence standards set forth in the Guidelines. In 2009, the Corporate Governance and Nominating Committee held four meetings and took no action by unanimous written consent.

The Corporate Governance and Nominating Committee has a policy with regard to the consideration of director candidates recommended by stockholders. For information regarding this policy, refer to “Stockholder Communications – Stockholder Director Nominations” below.

Director Independence

The director independence standards set forth in our Guidelines (available at http://corp.autonation.com/investors) meet and in some areas exceed the listing standards of the NYSE. Our Board has affirmatively determined that all of our directors, except Messrs. Jackson and Maroone, are independent under our director independence standards. Mr. Jackson is our Chairman and Chief Executive Officer, and Mr. Maroone is our President and Chief Operating Officer.

In making this determination, our Board considered the transactions and relationships described in “Certain Relationships and Related Transactions” below. In addition, the Board considered the following transactions and relationships: (1) with respect to Mr. Burdick, our use of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. for certain legal services (which use was discontinued as of January 1, 2008); (2) with respect to Mr. Crowley, ESL Investments, Inc.’s significant ownership stake in AutoNation, Inc.; (3) with respect to Mr. Edelson, our payment of certain insurance premiums to American Casualty Co. of Reading PA, a subsidiary of CNA Financial Corporation, which is a 90%-owned subsidiary of Loews Corporation (“Loews”), and our use of hotels owned by Loews Hotel Holdings Corporation, a wholly-owned subsidiary of Loews; (4) with respect to Ms. Goodman, our payment of credit card fees to American Express; (5) with respect to Mr. Grusky, his minority investment in ESL Partners, L.P.; (6) with respect to Mr. Larson, our use of Republic Services, Inc. for waste collection and disposal services; and (7) with respect to Mr. Migoya, our sale of vehicles and parts and service to the City of Miami. In each case, the relationships did not violate our independence standards or the NYSE listing standards, and the Board concluded that such relationships would not impair the independence of our non-employee directors.

Director Selection Process

The Corporate Governance and Nominating Committee is responsible for identifying, evaluating, and recommending candidates to the Board for nomination and election to the Board. The Committee is also responsible for assessing the appropriate balance of skills and characteristics required of our Board members. The Committee considers candidates suggested by its members and other Board members, as well as management and stockholders. The Committee has retained an executive search firm to identify and review candidates in the past.

In accordance with the Guidelines, candidates, including candidates recommended by stockholders, are selected on the basis of, among other things, broad experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness and ability to devote adequate time to Board duties, all in the context of the needs of our Board at that point in time and with the objective of ensuring diversity in the background, experience, and viewpoints of our Board members. The Guidelines provide that the number of directors should permit diversity of experience without hindering effective discussion, diminishing individual accountability, or exceeding a number that can function efficiently as a body.

The Board periodically reviews the size of the Board to determine the size that will be most effective for the Company. In addition, the Board completes an annual self-evaluation, which includes a self-assessment questionnaire for each Board member. The self-assessment questionnaire addresses topics such as the structure of the Board, the skills and backgrounds of the current directors, the size of the Board, and the Board’s committee structure. Each of the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee, and the Executive Compensation Subcommittee also completes an annual self-evaluation, which includes a self-assessment questionnaire tailored specifically for such committee or subcommittee.

Candidates recommended by our stockholders are considered on the same basis as if such candidates were recommended by one of our Board members or other persons. See “Stockholder Communications – Stockholder Director Nominations” below.

Board Compensation

Our director compensation program is designed to:

•	ensure alignment with long-term stockholder interests;

•	ensure we can attract and retain outstanding director candidates who meet the criteria outlined under “Director Selection Process” above; and

•	recognize the time commitments necessary to oversee the Company.

Summary

Each of our non-employee directors receives the following annual fees and other compensation for service on our Board:

•	$25,000, plus $1,000 for each Board meeting attended in excess of four annually (the annual fee is prorated based on the number of months served during the year);

•	$1,000 for each committee meeting attended;

•

The Chair of our Audit Committee receives an annual fee of $10,000 and each member of our Audit Committee receives an annual fee of $5,000 in recognition of the additional time commitment and responsibilities associated with Audit Committee service;

•	An annual vehicle allowance of $22,500 in accordance with our Director Vehicle Allowance Program; and

•	Expense reimbursement in connection with Board and committee meeting attendance.

Additionally, the AutoNation, Inc. 2007 Non-Employee Director Stock Option Plan (the “2007 Non-Employee Director Plan”) provides for:

•

an initial grant of an option to purchase 50,000 shares of our common stock immediately upon the appointment of a non-employee director to our Board (not including re-election by our stockholders); and

•	an annual grant of an option to purchase 20,000 shares of our common stock at the beginning of each fiscal year to each non-employee director serving on the Board at such date.

Unless otherwise provided, all options granted under the 2007 Non-Employee Director Plan are:

•	fully vested and immediately exercisable;

•	exercisable for a term of ten years from the date of grant so long as the director remains a member of the Board; and

•	exercisable at a price per share equal to the closing price per share of our common stock on the trading day immediately preceding the date of grant.

2009 Director Compensation

The following table sets forth the compensation earned during 2009 by each non-employee director.

2009 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Robert J. Brown(3)	—	—	—	—
Rick L. Burdick	36,000	91,400	22,500	149,900
William C. Crowley	37,000	91,400	22,500	150,900
David B. Edelson	41,000	91,400	22,500	154,900
Kim C. Goodman	38,000	91,400	22,500	151,900
Robert R. Grusky	50,000	91,400	22,500	163,900
Michael Larson(3)	—	—	—	—
Carlos A. Migoya	50,000	91,400	22,500	163,900

(1)	In accordance with the terms of the 2007 Non-Employee Director Plan, on January 2, 2009, Messrs. Burdick, Crowley, Edelson, Grusky, and Migoya and Ms. Goodman were each automatically granted an option to purchase 20,000 shares of our common stock at an exercise price equal to $9.88 per share, the closing price per share of Company common stock on December 31, 2008. The amounts reported reflect the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in the calculation of these amounts, see Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

As of December 31, 2009, our non-employee directors held the following number of options: Rick L. Burdick – 140,000; William C. Crowley – 190,000; David B. Edelson – 70,000; Kim C. Goodman – 110,000; Robert R. Grusky – 110,000; Carlos A. Migoya – 110,000.

(2)	Represents amounts provided in accordance with the Director Vehicle Allowance Program.

(3)	Messrs. Larson and Brown were appointed to the Board on February 24, 2010.

Director Stock Ownership Guidelines

The Board believes that directors should be stockholders and have a financial stake in the Company. Toward this end, the Board expects that each director will invest at least $100,000 in the Company’s common stock within five years of first becoming a director (prior to February 12, 2009, our Guidelines provided that each director should “own shares of the Company’s common stock having a market value of at least $100,000” – in light of market volatility impacting our stock price, our Guidelines were amended to require each director to “invest at least $100,000” in our common stock). Exceptions to this requirement may only be made by the Board under compelling mitigating circumstances.

The following table sets forth information regarding investments made by our directors in our common stock as of March 17, 2010.

DIRECTOR STOCK OWNERSHIP GUIDELINES
Name	Number of Shares Owned(1)	Amount Deemed Invested	Progress
Robert J. Brown	1,000	$ 18,130(2)	—(3)
Rick L. Burdick	7,500	$ 142,500(4)	Achieved
William C. Crowley	52,789(5)	$ 1,079,535(6)	Achieved
David B. Edelson	1,000	$ 17,146(7)	— (8)
Kim C. Goodman	4,375	$ 39,098(7)	— (9)
Robert R. Grusky	5,200	$ 71,027(7)	—(10)
Michael Larson	—	—	—(11)
Carlos A. Migoya	7,000	$ 122,500(12)	Achieved

(1)	Based on filings with the SEC.

(2)	Based on the closing price per share on February 24, 2010, the date he was appointed to the Board.

(3)	Mr. Brown has until February 2015 to meet the above investment requirement.

(4)	Based on the closing price per share of our common stock on the day the shares were acquired in connection with the exercise of an option.

(5)	Based on shares held by Tynan, LLC, a limited liability company of which Mr. Crowley is the sole member. Mr. Crowley may be deemed to have an indirect beneficial ownership interest in shares of AutoNation held by ESL Investments, Inc. and its investment affiliates. Mr. Crowley disclaims beneficial ownership of those shares. See also “Stock Ownership” below.

(6)	The “Amount Deemed Invested” for Mr. Crowley is based on the closing price per share of our common stock on January 11, 2010 ($20.45), the date of the last transaction reported that brought Mr. Crowley’s ownership interest to 52,789 shares.

(7)	Based on the purchase price paid for the shares, as reported with the SEC.

(8)	Mr. Edelson has until July 2013 to meet the above investment requirement.

(9)	On March 8, 2010, Kim C. Goodman informed the Company that she will not stand for re-election to the Board at the 2010 Annual Meeting. Under the Guidelines, Ms. Goodman had until February 2012 to meet the above investment requirement.

(10)	Mr. Grusky has until June 2011 to meet the above investment requirement.

(11)	Mr. Larson has until February 2015 to meet the above investment requirement.

(12)	With respect to 1,000 shares that Mr. Migoya held on the date he became a director, based on the closing price per share of our common stock on such date. For all other shares held by Mr. Migoya, based on the purchase price paid for the shares, as reported with the SEC.

2010 Option Grants

In accordance with the terms of the 2007 Non-Employee Director Plan, on January 2, 2010, Messrs. Burdick, Crowley, Edelson, Grusky, and Migoya and Ms. Goodman were each automatically granted an option to purchase 20,000 shares of our common stock at an exercise price equal to $19.15 per share, the closing price per share of our common stock on December 31, 2009. Also in accordance with the terms of the 2007 Non-Employee Director Plan, Messrs. Larson and Brown were each automatically granted an option to purchase 50,000 shares of our common stock upon their appointments to the Board on February 24, 2010. The options granted to Messrs. Larson and Brown on February 24, 2010 have an exercise price equal to $18.02 per share, the closing price of a share of our common stock on February 23, 2010.

Compensation Committee Interlocks and Insider Participation

During 2009, Messrs. Burdick, Crowley, and Migoya served on our Compensation Committee. Please refer to “Certain Relationships and Related Party Transactions” below for a description of certain transactions we entered into since January 1, 2009 in which Mr. Crowley may have an indirect material interest. None of our Compensation Committee members has ever been an officer or employee of AutoNation or any of our subsidiaries, and none of our executive officers has served on the compensation committee or board of directors of any company, one of whose executive officers served on our Board or our Compensation Committee.

Certain Relationships and Related Party Transactions

Our Board has adopted a written policy which requires that transactions with related parties must be entered into in good faith on fair and reasonable terms that are no less favorable to us than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party. Our Board, by a vote of the disinterested directors, must approve all related party transactions valued over $500,000, while our Audit Committee must approve all related party transactions valued between $100,000 and $500,000 and review with management all other related party transactions. The following is a summary of related party transactions since January 1, 2009, each of which complied with our Board’s policy on related party transactions.

We enter into commercial transactions with Sears Holdings Corporation and its affiliates (collectively, “Sears”), which are related to ESL Investments, Inc., in the ordinary course of business. As of March 17, 2010, ESL Investments, Inc., together with its investment affiliates (collectively, “ESL”), beneficially owns approximately 47% of the outstanding shares of our common stock, and Mr. Crowley, one of our directors, is the President and Chief Operating Officer of ESL Investments, Inc. ESL owns approximately 57% of the outstanding common stock of Sears (based on publicly available data as of March 17, 2010), and Edward S. Lampert, the Chairman, Chief Executive Officer and controlling principal of ESL Investments, Inc., serves as the Chairman of the Board of Directors of Sears. Additionally, Mr. Crowley serves as a director, Executive Vice President and Chief Administrative Officer of Sears, and as the Chairman of the Board of Sears Canada Inc. In 2009, we paid Sears approximately $700,000 primarily for automotive parts and accessories, and Sears paid us approximately $7,200 primarily for automotive parts, accessories, and services.

We also enter into commercial transactions with AutoZone, Inc. (“AutoZone”) in the ordinary course of business. ESL owns approximately 41% of the outstanding common stock of AutoZone (based on publicly available data as of March 17, 2010), and Messrs. Crowley and Grusky, two of our directors, serve as directors of AutoZone. In 2009, we paid AutoZone approximately $140,000 primarily for automotive parts and accessories, and AutoZone paid us approximately $1.9 million primarily for fleet vehicle purchases and automotive parts and accessories.

In January 2009, our Board authorized and approved letter agreements with certain automotive manufacturers in order to, among other things, eliminate any potential adverse consequences under our framework agreements with those manufacturers in the event that ESL acquires 50% or more of our common stock. The letter agreement with American Honda Motor Co., Inc. (“Honda,” and such agreement, the “Honda Agreement”) and the letter agreement with Toyota Motor Sales, U.S.A., Inc. (“Toyota,” and such agreement, the “Toyota Agreement”) also contain governance-related and other provisions as described below. Also a party to both the Honda and Toyota Agreements is ESL, our largest stockholder.

Under the terms of the Honda Agreement, Honda has agreed not to assert its right to purchase our Honda and Acura franchises and/or similar remedies under the manufacturer framework agreement between Honda and the Company in the event that ESL acquires 50% or more of our common stock. If ESL acquires more than 50% of our common stock, ESL has agreed to vote all shares in excess of 50% in the same proportion as all non-ESL-owned shares are voted. In addition, we have agreed to ensure that a majority of our Board is independent of both the Company and ESL under existing NYSE listing standards. Furthermore, the Honda Agreement provides that Honda’s consent does not apply to a “going private” transaction under Rule 13e-3 of the Exchange Act. The terms and conditions of the Honda Agreement will only apply at such time and for so long as ESL owns more than 50% of our common stock.

Under the terms of the Toyota Agreement, Toyota has agreed not to assert its right to purchase our Toyota and Lexus franchises and/or similar remedies under the manufacturer framework agreement between Toyota and the Company in the event that ESL acquires 50% or more of our common stock. If ESL acquires more than 50% of our common stock, ESL has agreed to vote all shares in excess of 50% in the same proportion as all non-ESL-owned shares are voted. Furthermore, we have agreed that a majority of our Board will be independent from both the Company and from ESL under existing NYSE listing standards. We have also agreed not to merge, consolidate, or combine with any entity owned or controlled by ESL unless Toyota consents thereto. In addition, the Toyota Agreement provides that in the event that we appoint a Chief Operating Officer who, in the good faith judgment of our Board, does not have sufficient breadth and depth of experience, a relevant, successful automotive track record, and extensive successful automotive experience, ESL shall be required to divest its shares in excess of 50% within nine months or its voting interest will be limited to 25%, and if ESL does not divest such shares within 18 months, it will lose all voting rights until it divests such shares. The terms and conditions of the Toyota Agreement will only apply at such time and for so long as ESL owns more than 50% of our common stock and, pursuant to an amendment to the original Toyota Agreement, will terminate on December 31, 2010 with respect to future stock acquisitions by ESL, provided that ESL may seek successive annual one-year extensions, and Toyota may not unreasonably withhold or delay its consent thereto.

In connection with the Toyota and Honda Agreements described above, in January 2009, our Board authorized and approved a separate letter agreement between the Company and ESL (the “ESL Agreement”), in which ESL agreed to vote shares of our common stock owned by ESL in excess of 45% in the same proportion as all non-ESL-owned shares are voted. The ESL Agreement expired on January 28, 2010 pursuant to its terms.

We also entered into separate letter agreements with certain other manufacturers that eliminate any potential adverse consequences under our framework agreements with those manufacturers in the event that ESL acquires 50% or more of our common stock. ESL is not a party to any of those agreements.

Stockholder Communications

Communications with the Company and the Board

Stockholders may communicate with the Company through its Investor Relations Department by writing to Investor Relations, 200 SW 1st Ave, Fort Lauderdale, FL 33301.

Stockholders interested in communicating with our Board, any Board committee, any individual director, any group of directors (such as our independent directors), or our presiding director should send written correspondence to AutoNation, Inc. Board of Directors, c/o Corporate Secretary, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301.

Stockholder Proposals for Next Year’s Annual Meeting

As more specifically provided in our by-laws, no business may be brought before an Annual Meeting unless it is specified in the notice of the Annual Meeting or is otherwise brought before the Annual Meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, any stockholder proposal to be considered at the 2011 Annual Meeting of Stockholders, including nominations of persons for election to our Board, generally must be properly submitted to us not earlier than January 5, 2011 nor later than February 4, 2011. Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request to the Secretary of AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301.

These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement for the 2011 Annual Meeting of Stockholders. Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2011 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary not later than November 25, 2010.

Stockholder Director Nominations

The Corporate Governance and Nominating Committee has established a policy pursuant to which it considers director candidates recommended by our stockholders. All director candidates recommended by our stockholders are considered for selection to the Board on the same basis as if such candidates were recommended by one or more of our directors or other persons. To recommend a director candidate for consideration by our Corporate Governance and Nominating Committee, a stockholder must submit the recommendation in writing to our Corporate Secretary not later than 120 calendar days prior to the anniversary date of our proxy statement distributed to our stockholders in connection with our previous year’s annual meeting of stockholders, and the recommendation must provide the following information: (i) the name of the stockholder making the recommendation; (ii) the name of the candidate; (iii) the candidate’s resume or a listing of his or her qualifications to be a director; (iv) the proposed candidate’s written consent to being named as a nominee and to serving as one of our directors if elected; and (v) a description of all relationships, arrangements, or understandings, if any, between the proposed candidate and the recommending stockholder and between the proposed candidate and us so that the candidate’s independence may be assessed. The stockholder or the director candidate also must provide any additional information requested by our Corporate Governance and Nominating Committee to assist the Committee in appropriately evaluating the candidate.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, executive officers, and persons who beneficially own 10% or more of our stock file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2009, our directors, executive officers, and greater than 10% beneficial owners complied with all such applicable filing requirements.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of March 17, 2010 regarding beneficial owners of more than five percent of the outstanding shares of our common stock.

Name of Beneficial Owner	Shares of Common Stock Owned	Options Exercisable Within 60 days	Shares of Common Stock Beneficially Owned
			Number	Percent(1)
ESL Investments, Inc.(2)	79,934,477	210,000	80,144,477	47%
Cascade Investment, L.L.C.(3)	11,865,688	—	11,865,688	7%
Bill & Melinda Gates Foundation Trust(4)	10,792,100	—	10,792,100	6%

(1)	Based on 169,853,466 shares outstanding at March 17, 2010.

(2)	Based on publicly available data as of March 17, 2010, the total amount of our common stock beneficially owned by ESL Investments, Inc. includes: (i) 12,502,031 shares held in an account established by the investment member of ESL Investors, L.L.C.; (ii) 6,704 shares held by ESL Institutional Partners, L.P.; (iii) 58,849,041 shares held by ESL Partners, L.P.; (iv) 5,712,083 shares held by CBL Partners, L.P.; (v) 51,880 shares held in a grantor retained annuity trust, of which Edward S. Lampert is the trustee; (vi) 2,759,949 shares held by Mr. Lampert; (viii) 52,789 shares held by Tynan, LLC, a limited liability company of which William C. Crowley is the sole member; and (ix) 210,000 shares issuable upon the exercise of director stock options held by Mr. Crowley. Mr. Crowley disclaims beneficial ownership of the AutoNation shares beneficially owned by ESL Investments, Inc., except for the 52,789 shares held by Tynan, LLC. The address of ESL Investments, Inc. is 200 Greenwich Avenue, Greenwich, CT 06830. Please refer to “Corporate Governance—Certain Relationships and Related Party Transactions” for a description of certain letter agreements by and among the Company, ESL, and certain automotive manufacturers and a voting agreement between the Company and ESL.

(3)	Based on a Schedule 13D filed with the SEC on February 24, 2010, Cascade Investment, L.L.C. (“Cascade”) owns 11,865,688 shares of our common stock. All shares of common stock held by Cascade may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade. The address of Cascade is 2365 Carillon Point, Kirkland, WA 98033.

(4)	Based on a Schedule 13D filed with the SEC on February 24, 2010, the Bill & Melinda Gates Foundation Trust (the “Trust”) beneficially owns 10,792,100 shares of our common stock. All shares of common stock beneficially owned by the Trust may be deemed to be beneficially owned by William H. Gates III and Melinda French Gates as Co-Trustees of the Trust. The address of the Bill & Melinda Gates Foundation Trust is 1551 Eastlake Avenue E., Seattle, WA 98102.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information as of March 17, 2010 regarding the amount of our common stock beneficially owned by each of our current directors and executive officers and by our current directors and executive officers as a group. Beneficial ownership includes shares that may be acquired within 60 days of March 17, 2010 through the exercise of outstanding stock options, as well as shares of restricted stock.

Name of Beneficial Owner	Shares of Common Stock Owned	Options Exercisable Within 60 days	Shares of Common Stock Beneficially Owned
			Number	Percent(1)
Mike Jackson(2)	15,000	1,233,097	1,248,097	*
Robert J. Brown	1,000	110,000	111,000	*
Rick L. Burdick	7,500	160,000	167,500	*
William C. Crowley(3)	79,934,477	210,000	80,144,477	47%
David B. Edelson	1,000	90,000	91,000	*
Kim C. Goodman	4,375	130,000	134,375	*
Robert R. Grusky(4)	5,200	130,000	135,200	*
Michael Larson	—	50,000	50,000	*
Carlos A. Migoya	7,000	130,000	137,000	*
Michael E. Maroone(5)	2,498,159	1,761,211	4,259,370	2%
Michael J. Short	1,563	273,500	275,063	*
Jonathan P. Ferrando(6)	32,767	642,847	675,614	*
Kevin P. Westfall(7)	16,283	215,869	232,152	*
All directors and current executive officers as a group (11 persons)(8)	82,524,324	5,136,524	87,660,848	50%

*	Less than 1%.

(1)	Based on 169,853,466 shares outstanding at March 17, 2010.

(2)	All of the shares and options held by Mr. Jackson are owned by a trust of which he is the sole trustee and beneficiary.

(3)	Includes shares beneficially owned by ESL Investments, Inc. Mr. Crowley is the President and Chief Operating Officer of ESL Investments, Inc., which together with various of its affiliates beneficially owns shares of AutoNation’s common stock as set forth above under “Security Ownership of Certain Beneficial Owners.” Mr. Crowley may be deemed to have an indirect beneficial ownership interest in the shares beneficially owned by ESL Investments, Inc. Mr. Crowley disclaims beneficial ownership of the AutoNation shares beneficially owned by ESL Investments, Inc., except for 52,789 shares held by Tynan, LLC, a limited liability company of which William C. Crowley is the sole member.

(4)	Mr. Grusky is a limited partner in ESL Partners, L.P. (“ESL Partners”), which together with various of its affiliates owns shares of AutoNation’s common stock. As a limited partner, Mr. Grusky is not deemed to have a reportable interest in the AutoNation shares held by ESL Partners, and Mr. Grusky disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(5)	Includes 2,247,357 shares beneficially owned by Michael Maroone Family Partnership, a Nevada limited partnership controlled by Mr. Maroone, of which all shares are pledged as security and 1,537 shares held through the AutoNation 401(k) Plan.

(6)	Includes 28,000 shares owned by Mr. Ferrando and his wife as tenants by the entirety with rights of survivorship and 1,767 shares held through the AutoNation 401(k) Plan.

(7)	Includes 14,510 unvested shares of restricted stock and 1,773 shares held through the AutoNation 401(k) Plan.

(8)	Includes 5,077 shares held through the AutoNation 401(k) Plan.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE AND

EXECUTIVE COMPENSATION SUBCOMMITTEE

The following statement made by our Compensation Committee and Executive Compensation Subcommittee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

The Compensation Committee and Executive Compensation Subcommittee of the Company have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee and Executive Compensation Subcommittee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Compensation Committee:

William C. Crowley, Chair

Rick L. Burdick

Carlos A. Migoya

Executive Compensation Subcommittee:

Carlos A. Migoya, Chair

Rick L. Burdick

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our compensation programs are administered by the Compensation Committee (referred to as the “Committee” in this section) and the Executive Compensation Subcommittee (referred to as the “Subcommittee” in this section) of the Committee. The Committee primarily assists the Board in fulfilling its oversight responsibilities by, among other things: (i) reviewing our director compensation program; (ii) reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and other senior executive officers and, except as expressly delegated to the Subcommittee, setting annual and long-term performance goals for these individuals and reviewing the performance of these individuals; and (iii) reviewing and approving the compensation of all of our corporate officers.

The Subcommittee assists the Board and the Committee in fulfilling their responsibilities by performing the following duties: (i) reviewing and approving performance-based compensation of executive officers as contemplated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including bonuses and stock-based awards; (ii) administering the AutoNation, Inc. Senior Executive Incentive Bonus Plan, including establishing performance goals and certifying whether such goals are attained as contemplated under Section 162(m) of the Code; and (iii) administering our equity compensation plans, including approving stock-based awards.

Since January 1, 2009, the Committee has consisted of William C. Crowley (Chair), Rick L. Burdick, and Carlos A. Migoya, and the Subcommittee has consisted of Mr. Migoya (Chair) and Mr. Burdick.

For the fiscal year ended December 31, 2009, our “named executive officers” were: Mike Jackson, Chairman and Chief Executive Officer; Michael E. Maroone, President and Chief Operating Officer; Michael J. Short, Executive Vice President and Chief Financial Officer; Jonathan P. Ferrando, Executive Vice President, General Counsel and Secretary; and Kevin P. Westfall, Senior Vice President, Sales.

This Compensation Discussion and Analysis section discusses the compensation policies and programs for the named executive officers as shown in the compensation tables that follow.

Compensation Philosophy and Objectives

The Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals and to create an owner-oriented culture. The Committee’s objectives in administering our compensation program for executive officers are to ensure that we are able to attract and retain highly-skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value. The Committee also believes that overall compensation should be fair for the services rendered and that the compensation structure should be transparent, which is why the key components of executive compensation are limited to a base salary, an annual performance bonus based solely on the achievement of financial targets, and stock-based awards.

Setting Compensation Levels of Executive Officers

The Committee reviews executive compensation at its meetings throughout the year and sets executive compensation based primarily on our financial and operating performance and on executive management’s performance in executing the Company’s business strategy, optimizing the Company’s business performance and productivity of its business operations, and increasing long-term stockholder value. The Committee also considers the scope of an executive’s duties and responsibilities and individual executive performance. Our CEO reviews the performance of each named executive officer and makes recommendations to the Committee with respect to compensation adjustments for such officers. However, the Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.

As part of its review of executive compensation, the Committee reviews the executive compensation arrangements at peer group companies. Our peer group includes comparable specialty retail companies based on specific financial measures, including, but not limited to, revenue, total assets, market capitalization, and net income. For 2009, the following companies were removed from our peer group: Best Buy Co., Inc., Foot Locker, Inc., and Saks Incorporated, in each case, due to significant differences in financial measures as compared to AutoNation and the other peer group companies, and Circuit City Stores, Inc., due to its bankruptcy filing. In light of the removal of those companies, and to increase the number of companies in, and improve the quality of, our peer group, the following companies were added: Advance Auto Parts, Inc., BJ’s Wholesale Club, Inc., CarMax, Inc., Family Dollar Stores, Inc., J.C. Penney Company, Inc., Nordstrom, Inc., and Tiffany & Co. The Committee’s practice has been to make changes to our peer group only when necessary or when in the Committee’s judgment comparison to a company is no longer appropriate. Our peer group for 2009 consisted of the following companies:

Advance Auto Parts, Inc.	J.C. Penney Company, Inc.	RadioShack Corporation
AutoZone, Inc.	Kohl’s Corporation	Ross Stores, Inc.
BJ’s Wholesale Club, Inc.	Limited Brands, Inc.	Staples, Inc.
CarMax, Inc.	Macy’s Inc.	Tiffany & Co.
Family Dollar Stores, Inc.	Nordstrom, Inc.	The TJX Companies, Inc.
The Gap, Inc.	Office Depot, Inc.

The Committee reviews the executive compensation benchmark data at a high level in order to evaluate and confirm whether our executive compensation is within a reasonably competitive range. The Committee, however, does not set executive compensation at a specific target percentile within the peer group. Instead, the Committee focuses on providing compensation that is fair for the services rendered, closely linking executive compensation with the achievement of Company performance goals, and creating an owner-oriented culture, where the interests of our executive officers are aligned with the long-term interests of our stockholders.

The Committee has no pre-established target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. However, a significant portion of each executive officer’s total compensation is allocated to incentive compensation in the form of an annual performance-based bonus and stock-based awards in order to provide incentives to create and maintain long-term stockholder value. The Committee reviews and considers total compensation in setting each element of compensation for our named executive officers.

2009 Executive Compensation Elements

The key elements of our executive compensation program for the year ended December 31, 2009 were:

•	base salary;

•	annual incentive bonus; and

•	stock-based awards.

Executive officers are also entitled to limited perquisites and other benefits as outlined below. The following is a summary of the considerations underlying each component of compensation paid to our named executive officers for 2009.

Base Salary

We provide our named executive officers and other officers with a base salary to compensate them for services rendered during the fiscal year. The Committee reviews and, as appropriate, adjusts the base salaries for our named executive officers. The factors that the Committee considers in setting salaries include the scope of job responsibilities, individual contributions to our success, Company-wide performance and market compensation. However, the Committee does not as a practice grant annual base salary adjustments for executive officers, and it did not grant any base salary adjustments during 2009 for any of the named executive officers.

Annual Incentive Bonus

2009 Incentive Bonus

A core component of our compensation program is the AutoNation Operating Performance Plan (the “AOP”), the annual bonus program in which bonus-eligible, corporate-level employees participate. The AOP is designed to incentivize management to continually improve our operating performance and to use capital to maximize returns. In February 2009, the Subcommittee established performance goals under the AOP for 2009 based upon specified levels of adjusted operating income per basic share and adjusted operating income as a percentage of gross margin. The following table sets forth the 2009 bonus metrics under the AOP.

2009 Bonus Metrics	Weight	Threshold Payout Level	Target Payout Level	Maximum Payout Level
Adjusted Operating Income Per Basic Share	75%	1.28(1)	2.14	≥ 4.28(2)
Adjusted Operating Income as a Percent of Gross Margin	25%	15.50%(3)	16.50%	N/A(4)

(1)	25% of target payout level.

(2)	200% of target payout level.

(3)	81.25% of target payout level.

(4)	Each 0.1 percentage point change in this performance metric represented a plus or minus 1.875% payout versus target.

In calculating the level of our performance under the AOP, operating income per basic share is adjusted to reflect a capital charge for acquisitions and the repurchase of shares of our common stock, as well as to exclude the effect of certain extraordinary or other items. Certain other adjustments are made as well to ensure operating performance is measured to incentivize management appropriately (for example, floorplan interest expense is charged against operating income to ensure management manages this expense; on a generally accepted accounting principles basis, floorplan interest expense is not included in operating income). The capital charge is designed to encourage more productive uses of capital and to discourage less productive uses of capital. The adjusted operating income as a percentage of gross margin metric is designed to incentivize management to increase variability in our expense structure and to increase the productivity of our operations so that bottom-line profitability and stockholder value are maximized.

Each year, the Subcommittee, in its sole discretion, determines which of our named executive officers or other key employees will participate in the AutoNation, Inc. Senior Executive Incentive Bonus Plan (the “Executive Incentive Plan”). The Executive Incentive Plan is designed to create a direct link between pay and performance for our executive officers and to ensure that annual cash performance bonuses payable to executive officers of the Company are tax-deductible by the Company pursuant to Section 162(m) of the Code. Historically, the Subcommittee has selected only those officers who were likely to receive annual compensation in excess of $1 million. Our executive officers may participate in either the AOP or the Executive Incentive Plan, but not both. The Subcommittee is also responsible for identifying annual “performance factors” and establishing specific performance targets with respect thereto that must be met in order for annual bonuses to be paid under the Executive Incentive Plan.

In February 2009, the Subcommittee established an incentive bonus program for 2009 for certain of our named executive officers under the Executive Incentive Plan. For 2009, the Subcommittee selected Mike Jackson, Michael E. Maroone, Michael J. Short, and Jonathan P. Ferrando to participate in the Executive Incentive Plan. Under the terms of the Executive Incentive Plan, the Subcommittee set specific annual performance goals and established an objective formula for calculating the amount of the target awards for participants. The 2009 bonus metrics that the Subcommittee established under the Executive Incentive Plan were the same as those that the Committee established for 2009 under the AOP (set forth above) for all other corporate bonus plan participants, including Mr. Westfall. The Subcommittee believes that symmetry between the AOP and the Executive Incentive Plan assures that all participants are appropriately aligned to achieve our objectives.

One hundred percent of the target award for each participant in the AOP and the Executive Incentive Plan was based upon achievement of the predetermined performance goals. Bonus awards under the AOP and the Executive Incentive Plan were payable on a sliding scale based on the Company’s actual achievement relative to the predetermined goals, with the possibility that bonuses earned may exceed or be less than the targeted payout level. The Subcommittee had absolute “negative discretion” to eliminate or reduce the amount of any award under the AOP and the Executive Incentive Plan.

The following table sets forth the 2009 threshold and target awards reflected as a percentage of salary for each of the participants under the Executive Incentive Plan and for Mr. Westfall under the AOP.

Participant	2009 Threshold (% of Salary)	2009 Target (% of Salary)	2009 Maximum
Mike Jackson	20%	133 1/3%	(1), (2)
Michael E. Maroone	15%	100%	(1), (2)
Michael J. Short	11.25%	75%	(1), (2)
Jonathan P. Ferrando	11.25%	75%	(1), (2)
Kevin P. Westfall	6.75%	45%	(1), (3)

(1)	The maximum payout level for the adjusted operating income per basic share metric was 200% versus target.

(2)	While there was no maximum for the adjusted operating income as a percentage of gross margin metric, the maximum amount payable to any one participant in any one year is $5,000,000 under the Executive Incentive Plan. Each 0.1 percentage point change in this performance metric represented a plus or minus 1.875% payout.

(3)	There was no maximum for the adjusted operating income as a percentage of gross margin metric. Each 0.1 percentage point change in this performance metric represented a plus or minus 1.875% payout.

Based on our financial performance against the bonus targets, bonus awards under the AOP and the Executive Incentive Plan were paid at 111.25% of the targeted levels. Performance under the AOP and the Executive Incentive Plan for 2009 was calculated as follows:

2009 Bonus Metrics	Weight	Target Payout Level	Attainment	Payout	Weighted Payout
Adjusted Operating Income Per Basic Share	75%	$ 2.14	$ 2.12	95%	71.25%
Adjusted Operating Income as a Percent of Gross Margin	25%	16.5%	19.7%	160%	40.0%
Total Payout					111.25%

Actual payouts to our named executive officers are shown in the table entitled “Summary Compensation Table” below. The Executive Incentive Plan was the only bonus program in which our named executive officers participated in 2009, other than Mr. Westfall who participated in the AOP only.

2010 Incentive Bonus

In February 2010, the Subcommittee selected the 2010 participants under the Executive Incentive Plan, established specific objective annual performance goals for 2010, and set target awards for the 2010 participants in the Executive Incentive Plan. For 2010, the Subcommittee selected Messrs. Jackson, Maroone, Short, and Ferrando to participate in the Executive Incentive Plan. The performance goals that the Subcommittee established for 2010 under the Executive Incentive Plan are based upon the achievement of specified levels of adjusted operating income per basic share (minus a net charge for capital deployed for acquisitions or share repurchases and certain extraordinary or other items) and adjusted operating income as a percentage of gross margin for the Company during 2010. The performance goals established under the Executive Incentive Plan for 2010 also constitute the performance goals that have been established for bonus-eligible corporate employees of the Company under the AOP to ensure that the corporate management team is fully aligned. Bonus awards under both the AOP and the Executive Incentive Plan will be payable on a sliding scale based on our actual achievement relative to the predetermined goals, with the possibility that bonuses earned may exceed or be less than the targeted level. The Subcommittee will have absolute “negative discretion” to eliminate or reduce the amount of any award under the AOP and the Executive Incentive Plan.

The following table sets forth the 2010 threshold and target awards reflected as a percentage of salary for each of the participants under the Executive Incentive Plan and for Mr. Westfall under the AOP.

Participant	2010 Threshold (% of Salary)	2010 Target (% of Salary)	2010 Maximum
Mike Jackson	25%	133 1/3%	(1), (2)
Michael E. Maroone	18.75%	100%	(1), (2)
Michael J. Short	14.06%	75%	(1), (2)
Jonathan P. Ferrando	14.06%	75%	(1), (2)
Kevin P. Westfall	8.44%	45%	(1), (3)

(1)	The maximum payout level for the adjusted operating income per basic share metric is 200%.

(2)	While there is no maximum for the adjusted operating income as a percentage of gross margin metric, the maximum amount payable to any one participant in any one year is $5,000,000 under the Executive Incentive Plan. Each 0.1 percentage point change in this performance metric represents a plus or minus 1.875% payout.

(3)	There is no maximum for the adjusted operating income as a percentage of gross margin metric. Each 0.1 percentage point change in this performance metric represents a plus or minus 1.875% payout.

As part of our retention efforts with respect to Mr. Jackson, a portion of the 2010 bonus earned by Mr. Jackson under the Executive Incentive Plan (equal to 33 1/3% of his base salary) will be paid to him on a deferred basis in 2013 (without interest), subject to certain terms and conditions.

Stock-Based Awards

The Subcommittee grants stock-based awards to our named executive officers in order to provide long-term incentives which align the long-term interests of management and our stockholders. The Committee believes that stock-based awards motivate our named executive officers to focus on optimizing our long-term business performance and stockholder value and create an owner-oriented culture. For 2009, the Subcommittee administered our equity compensation plans and approved all stock-based awards under the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “2008 Plan”), which was approved by our stockholders at the 2008 Annual Meeting of Stockholders.

Stock-based awards are approved on an annual basis in amounts determined by the Subcommittee, while carefully considering the cost to us and our stockholders, including common stock dilution. For 2009, the sum of all stock-based awards granted to AutoNation employees represented potential share issuances equal to approximately 0.79% of our outstanding shares of common stock (0.68% relating to stock options and 0.11% relating to restricted stock).

In 2009, the Subcommittee approved two types of stock-based awards: stock options and restricted stock. Except for Messrs. Jackson, Maroone, Short and Ferrando, who received stock options only, other employees eligible for stock-based awards received either a mix of stock options and restricted stock, or restricted stock only. Mr. Westfall received a mix of stock options and restricted stock.

The 2009 annual stock option and restricted stock awards were made to all stock option-eligible and restricted stock-eligible employees at the same time. Additionally, the 2009 annual stock option awards were made to all stock option-eligible employees on the same terms (other than the number of options granted, which varies primarily by position and based on individual performance), and the 2009 annual restricted stock awards were made to all restricted stock-eligible employees on the same terms (other than the number of restricted shares granted, which varies primarily by position and based on individual performance).

Stock Options

Prior to 2009, the Subcommittee’s practice had been to approve annual stock option awards during our third fiscal quarter at meetings of the Subcommittee (or predecessor committees responsible for option grants at the time) with an effective grant date after the public release of the Company’s second-quarter earnings. Additionally, the terms of the annual stock option awards provided that stock options would vest in equal installments over four years commencing with the first anniversary of the grant date and expire ten years after the grant date.

For 2009, the Subcommittee modified its practice by approving the annual stock option awards for our named executive officers and other employees at its regularly scheduled meeting on February 11, 2009 and granting the awards in four equal increments over the year, subject to continuous employment through each grant date. One-fourth of each stock option award that was approved on February 11, 2009 was granted on each of March 2, 2009, June 1, 2009, September 1, 2009, and December 1, 2009. The 2009 stock option grants have an exercise price equal to the closing price per share on the grant date, vest in equal installments over four years commencing on June 1, 2010, and expire on March 2, 2019. Detailed information regarding the 2009 stock option grants to our named executive officers is provided in the table entitled “Grants of Plan-Based Awards in Fiscal 2009” below.

Since the Subcommittee approved the 2009 annual stock option awards in February, the exercise price for each of the four grants comprising an annual stock option award is based on the closing price of our common stock on a pre-determined date subsequent to the approval of such award. The Subcommittee believes that this practice is fair and reasonable to the award recipients, the Company, and its stockholders since it minimizes the impact that any particular event could have on the exercise price of stock options, particularly during times of market volatility. The Subcommittee adopted this practice for all stock option-eligible employees of the Company and in 2009 awarded stock options to all stock option-eligible employees on the same terms (other than the number of options granted, which varies primarily by position and based on individual performance).

On February 4, 2010, the Subcommittee approved the 2010 annual stock options awards for our named executive officers and other employees. The total stock option award for 2010 that the Subcommittee granted to each of our named executive officers is as follows: Mike Jackson – 255,024 options, Michael E. Maroone – 204,104 options, Michael J. Short – 153,364 options, Jonathan P. Ferrando – 153,364 options, and Kevin P. Westfall – 15,332 options. One-fourth of each stock option award that was approved on February 4, 2010, was granted on March 1, 2010, and an additional one-fourth of each stock option award will be granted on the first trading day of each of June, September, and December 2010. In accordance with the 2008 Plan, the options granted on March 1, 2010 have an exercise price equal to the closing price per share on such date ($18.20), and each subsequent option grant will have an exercise price equal to the closing price per share on the applicable grant date. The 2010 stock option awards vest in equal installments over four years commencing on June 1, 2011 and expire on March 1, 2020.

Restricted Stock

On February 11, 2009, the same date that it approved the 2009 stock option awards, the Subcommittee approved restricted stock awards to certain employees, including Mr. Westfall, who received 5,324 shares of restricted stock, but excluding all other named executive officers. These shares of restricted stock were granted on March 2, 2009 and will vest in equal installments over four years commencing on June 1, 2010. The 2009 restricted stock awards were made to all restricted stock-eligible employees of the Company on the same terms (other than the number of restricted shares granted, which varies primarily by position and based on individual performance).

On February 4, 2010, in addition to the 2010 stock option awards, the Subcommittee approved the 2010 restricted stock awards to certain employees, including Mr. Westfall, who received 5,112 shares of restricted stock. The Subcommittee did not grant restricted stock awards to our other named executive officers. The 2010 restricted stock awards were granted on March 1, 2010 and will vest in equal installments over four years commencing on June 1, 2011.

Perquisites and Other Benefits

Our compensation program for named executive officers also includes limited perquisites and other benefits, including participation in the Company’s life and health insurance and similar benefit programs (including the AutoNation 401(k) Plan and the AutoNation, Inc. Deferred Compensation Plan) on the same general terms as other participants in these programs, participation in Company car programs entitling the executives to vehicle use or a vehicle allowance, use of an on-site fitness facility and, pursuant to their employment agreements, limited personal use of corporate aircraft for each of Messrs. Jackson and Maroone. The employment agreements with each of Messrs. Jackson and Maroone, respectively, provide for personal use of corporate aircraft of up to 70 hours per year.

Employment Agreements with Executive Officers

We have an employment agreement with each of Mike Jackson and Michael E. Maroone. The Committee believes that entering into the employment agreements with Messrs. Jackson and Maroone furthered our efforts to attract and retain such executives. For a summary of the material terms of these employment agreements, please see “Employment Agreements” below.

Severance Policy and Agreements for Post-Termination Payments

We have a policy governing severance and change in control agreements with the Company’s named executive officers, which is set forth in our Corporate Governance Guidelines. Generally, the policy provides that we will not enter into any severance agreements with senior executives that provide specified benefits in an amount exceeding 299% of the sum of such executive’s base salary plus bonus unless such severance agreement has been submitted to a stockholder vote. Further, unless such severance agreement has been submitted to a stockholder vote, we will not enter into a severance agreement that provides for the payment of specified benefits to an executive triggered by (i) a change in control of our Company that is approved by stockholders but not completed, or (ii) a completed change in control of the Company in which the named executive officer remains employed in a substantially similar capacity by the successor entity.

We have entered into stock option agreements with all of our named executive officers, as well as employment agreements with Mr. Jackson and Mr. Maroone that provide for payments or benefits to such persons at, following, or in connection with, termination under certain circumstances. We have not entered into any change in control agreements with any of our named executive officers. The payment or benefits provisions contained in the stock option agreements and the employment agreements are designed to promote stability and continuity of senior management. A description of the applicable potential payments under such agreements for the named executive officers is provided under “Potential Payments Upon Termination or Change in Control” below.

Company Policy on Section 162(m) Limits on Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s CEO and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Committee administers the executive compensation program in general, and our Executive Incentive Plan in particular, in a manner that maximizes the tax deductibility of compensation paid to the Company’s executives under Section 162(m) of the Code to the extent practicable. The Committee believes, however, that our priority is to attract and retain highly-skilled executives to manage our Company and, in some cases, the loss of a tax deduction may be necessary to accomplish that goal. Accordingly, the Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and the Committee reserves the right to do so in the future in appropriate circumstances. For 2009, the compensation of our named executive officers was fully deductible under Section 162(m), except for $150,000 of Mr. Jackson’s base salary and approximately $190,000 of other non-performance-based compensation for Messrs. Jackson and Maroone.

Executive Stock Ownership Guidelines

In order to further align the long-term interests of management and stockholders and to ensure an owner-oriented culture, the Board believes that our senior executive officers should have a significant financial stake in our Company. Accordingly, in February 2006, the Board adopted a policy setting forth its expectation that the Chief Executive Officer and the President and Chief Operating Officer will attain ownership of our common stock with a fair market value of not less than four times his or her annual base compensation, and each Executive Vice President will attain ownership of AutoNation’s common stock with a fair market value of not less than two times his or her annual base compensation, in each case within five years of such person first becoming an executive officer or the adoption of the policy. On July 30, 2009, in light of market volatility impacting our stock price, the Board amended the ownership guidelines to include fixed share alternatives, which are set forth in the table below, and to extend the deadline under the policy until the later of February 7, 2014 or the date that is five years after the executive was appointed to such position.

Exceptions to this requirement may only be made by the Board of Directors under compelling mitigating circumstances. The Committee believes these ownership guidelines are an important tool in aligning the interests of our senior executive officers with the long term interests of our stockholders. The following table sets forth information regarding number and dollar value of shares held by our senior executive officers as of December 31, 2009.

EXECUTIVE STOCK OWNERSHIP GUIDELINES
Name	Ownership as of December 31, 2009		Ownership Requirement
	Number of Shares(1)	Dollar Value of Shares(2)
Mike Jackson(3)	15,000	$287,250	200,000 shares or $4,600,000
Michael E. Maroone	2,498,159	$47,839,745	175,000 shares or $4,000,000
Michael J. Short(3)	1,563	$29,931	50,000 shares or $1,122,000
Jonathan P. Ferrando(3)	32,767	$627,488	50,000 shares or $1,122,000

(1)	The number of shares includes common stock beneficially owned by each executive (excluding stock options), including shares held through the AutoNation 401(k) Plan.

(2)	The value of the shares is based on the closing price of a share of our common stock on the New York Stock Exchange as of December 31, 2009 ($19.15).

(3)	Messrs. Jackson, Short, and Ferrando have until February 7, 2014 to meet the above investment requirements.

Conclusion

The Committee believes that our compensation programs appropriately reward executive performance and align the interests of our named executive officers and key employees with the long-term interests of our stockholders, while also enabling the Company to attract and retain talented executives. The Committee will continue to evolve and administer our compensation program in a manner that the Committee believes will be in the best interests of our stockholders.

COMPENSATION TABLES

Summary Compensation Table

The following table provides information concerning total compensation earned in 2007, 2008, and 2009 by our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated individuals serving as executive officers of the Company at the end of 2009.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Mike Jackson (Chairman and Chief Executive Officer)	2009	1,150,000	—	—	2,087,993	1,705,833	—	220,053(4)	5,163,879
	2008	1,150,000	—	—	1,230,644	—	—	198,446	2,579,090
	2007	1,150,000	—	—	2,220,824	—	—	187,036	3,557,860
Michael E. Maroone (President and Chief Operating Officer)	2009	1,000,000	—	—	1,671,099	1,112,500	—	199,605(5)	3,983,204
	2008	1,000,000	—	—	984,935	—	—	270,758	2,255,693
	2007	1,000,000	—	—	1,777,418	—	—	274,027	3,051,445
Michael J. Short (Executive Vice President and Chief Financial Officer)	2009	561,000	—	—	1,255,651	468,084		25,233(6)	2,309,968
	2008	557,398	—	—	740,074	—	—	20,454	1,317,926
	2007	502,789	—	—	3,217,537	—	—	379,846	4,100,172

Jonathan P. Ferrando (Executive Vice President, General Counsel and Secretary)	2009	561,000	—	—	1,255,651	468,084		23,997(7)	2,308,732
	2008	561,000	—	—	740,074	—	—	20,528	1,321,602
	2007	561,000	—	—	1,335,537	—	—	24,250	1,920,787

Kevin P. Westfall (Senior Vice President, Sales)	2009	482,040	—	52,814	125,508	241,321	—	20,982(8)	922,665
	2008	481,359	—	55,233	73,966	—	—	21,174	631,732
	2007	465,992	—	—	400,433	—	—	21,119	887,544

(1)	The amounts reported reflect the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in the calculation of these amounts, see Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	No non-equity incentive plan compensation was earned in respect of 2007 or 2008. Non-equity incentive plan compensation earned in respect of 2009 was paid on February 25, 2010.

(3)	The amounts reported for personal usage by Mr. Jackson and Mr. Maroone of corporate aircraft are calculated based on the aggregate incremental cost to the Company. The incremental cost to the Company of personal usage of corporate aircraft by our executives is calculated based on the direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, ground transportation, landing fees and other direct operating costs. The amounts reported for personal usage of cars are based on imputed income attributable to each named executive officer calculated in accordance with Treasury Regulations, which amounts we believe are equal to or greater than our incremental costs thereof. In addition to the perquisites and other benefits identified in the footnotes below, our named executive officers also are eligible to use our on-site fitness facility, and from time to time, use our tickets for sporting and entertainment events for personal purposes, and receive occasional secretarial support with respect to personal matters.

(4)	Includes $9,156 for imputed income from group term life insurance, $170,454 for personal usage of corporate aircraft, $17,943 for personal company car usage, and $22,500 as vehicle allowance for service on the Board of Directors.

(5)	Includes $5,153 for imputed income from group term life insurance, $144,087 for personal usage of corporate aircraft, $23,865 for personal company car usage, $22,500 as vehicle allowance for service on the Board of Directors, and a $4,000 matching contribution to Mr. Maroone’s non-qualified deferred compensation account.

(6)	Includes $929 imputed income from group term life insurance, $15,750 for a vehicle allowance, $4,554 for a company paid executive health examination, and a $4,000 matching contribution to Mr. Short’s non-qualified deferred compensation account.

(7)	Includes $646 for imputed income from group term life insurance, $15,750 for a vehicle allowance, $3,601 for a Company paid executive health examination, and a $4,000 matching contribution to Mr. Ferrando’s non-qualified deferred compensation account.

(8)	Includes $1,232 for imputed income from group term life insurance, $15,750 for a vehicle allowance, and a $4,000 matching contribution to Mr. Westfall’s non-qualified deferred compensation account.

We have employment agreements with Messrs. Jackson and Maroone that establish certain terms relating to their compensation. For information regarding these agreements, refer to “Employment Agreements” below.

Grants of Plan-Based Awards in Fiscal 2009

The Executive Incentive Plan was approved by the Board in February 2007 and by our stockholders in May 2007. For 2009, the Executive Compensation Subcommittee selected Messrs. Jackson, Maroone, Short, and Ferrando to participate in the Executive Incentive Plan. Under the terms of the Executive Incentive Plan, the Subcommittee set specific annual performance goals (while actual performance relative to the target remained substantially uncertain within the meaning of Section 162(m) of the Code) and established an objective formula for calculating the amount of the target awards for the participants. The target incentive awards, as a percentage of base salary, assigned to our select named executive officers for 2009 were: Mike Jackson — 133  1/3%; Michael E. Maroone — 100%; Michael J. Short — 75%; and Jonathan P. Ferrando — 75%.

The performance goals that the Subcommittee established for 2009 under the Executive Incentive Plan for the executives named above — adjusted operating income per basic share (75% weight) of $2.14 and adjusted operating income as a percentage of gross margin (25% weight) of 16.50% — were the same as those that the Committee established for 2009 under the AOP for all other corporate bonus plan participants, including Mr. Westfall, who was eligible to receive a target award as a percentage of his base salary of 45%. One hundred percent of the target award for each participant in the AOP and the Executive Incentive Plan was based upon achievement of the predetermined performance goals.

Bonus awards under the Executive Incentive Plan and the AOP were payable on a sliding scale based on our actual achievement relative to the predetermined goals, with the possibility that bonuses earned may exceed or be less than the targeted level. The Subcommittee had absolute “negative discretion” to eliminate or reduce the amount of any award under the Executive Incentive Plan and the AOP.

Based on our financial performance against the bonus targets, bonus awards under the Executive Incentive Plan and the AOP were paid at 111.25% of the targeted levels. Actual payouts to our named executive officers are set forth in the table entitled “Summary Compensation Table” above, and information regarding how our 2009 performance was calculated is set forth in “Compensation Discussion and Analysis — Annual Incentive Bonus” above. The Executive Incentive Plan was the only bonus program in which our named executive officers participated in 2009, other than Mr. Westfall who participated in the AOP only.

The following table sets forth certain information with respect to the (i) non-equity incentive plan awards granted to Messrs. Jackson, Maroone, Short, and Ferrando under the Executive Incentive Plan and to Mr. Westfall under the AOP and (ii) the option awards granted to each of our named executive officers and the restricted stock awards granted to Mr. Westfall under the 2008 Plan.

GRANTS OF PLAN-BASED AWARDS IN 2009
Name	Award Type	Grant Date	Approval Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(2)
				Threshold ($)	Target ($)	Maximum ($)(1)
Mike Jackson	Option	3/2/09	2/11/09					66,412	9.92	350,655
	Option	6/1/09	2/11/09					66,412	16.99	578,448
	Option	9/1/09	2/11/09					66,412	18.02	596,380
	Option	12/1/09	2/11/09					66,412	17.70	562,510
	Cash			287,500	1,533,333	5,000,000
Michael E. Maroone	Option	3/2/09	2/11/09					53,152	9.92	280,643
	Option	6/1/09	2/11/09					53,152	16.99	462,954
	Option	9/1/09	2/11/09					53,152	18.02	477,305
	Option	12/1/09	2/11/09					53,152	17.70	450,197
	Cash			187,500	1,000,000	5,000,000
Michael J. Short	Option	3/2/09	2/11/09					39,938	9.92	210,873
	Option	6/1/09	2/11/09					39,938	16.99	347,860
	Option	9/1/09	2/11/09					39,938	18.02	358,643
	Option	12/1/09	2/11/09					39,938	17.70	338,275
	Cash			78,891	420,750	5,000,000
Jonathan P. Ferrando	Option	3/2/09	2/11/09					39,938	9.92	210,873
	Option	6/1/09	2/11/09					39,938	16.99	347,860
	Option	9/1/09	2/11/09					39,938	18.02	358,643
	Option	12/1/09	2/11/09					39,938	17.70	338,275
	Cash			78,891	420,750	5,000,000
Kevin P. Westfall	Restricted Stock	3/2/09	2/11/09				5,324			52,814
	Option	3/2/09	2/11/09					3,992	9.92	21,078
	Option	6/1/09	2/11/09					3,992	16.99	34,770
	Option	9/1/09	2/11/09					3,992	18.02	35,848
	Option	12/1/09	2/11/09					3,992	17.70	33,812
	Cash			40,672	216,918	N/A

(1)	$5,000,000 is the maximum allowable bonus under the Executive Incentive Plan.

(2)	With respect to option awards, the amounts reported in this column are based on the grant date fair values computed in accordance with FASB ASC Topic 718, which were as follows: $5.28 per share for options granted on March 2, 2009, $8.71 for options granted on June 1, 2009, $8.98 for options granted on September 1, 2009, and $8.47 for options granted on December 1, 2009. With respect to the restricted stock award for Mr. Westfall, the amount reported in this column is based on the closing price per share of our common stock on March 2, 2009, $9.92.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table provides information concerning unexercised options and unvested restricted stock awards held by the named executive officers of the Company as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2009
Name	Grant Date	Option Awards(1)				Stock Awards(2)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Mike Jackson(4)	7/28/2003	321,000	—	17.00	7/28/2013
	7/27/2004	292,000	—	16.77	7/27/2014
	8/1/2005	292,000	—	21.59	8/1/2015
	7/31/2006	190,500	63,500	20.08	7/31/2016
	7/30/2007	137,597	137,598	19.21	7/30/2017
	7/30/2008	—	203,301	10.17	7/30/2018
	3/2/2009	—	66,412	9.92	3/2/2019
	6/1/2009	—	66,412	16.99	3/2/2019
	9/1/2009	—	66,412	18.02	3/2/2019
	12/1/2009	—	66,412	17.70	3/2/2019
Michael E. Maroone	7/25/2001	400,000	—	11.05	7/25/2011
	8/5/2002	320,000	—	12.25	8/5/2012
	7/28/2003	257,000	—	17.00	7/28/2013
	7/27/2004	233,800	—	16.77	7/27/2014
	8/1/2005	233,800	—	21.59	8/1/2015
	7/31/2006	152,250	50,750	20.08	7/31/2016
	7/30/2007	110,125	110,125	19.21	7/30/2017
	7/30/2008	54,236	162,710	10.17	7/30/2018
	3/2/2009	—	53,152	9.92	3/2/2019
	6/1/2009	—	53,152	16.99	3/2/2019
	9/1/2009	—	53,152	18.02	3/2/2019
	12/1/2009	—	53,152	17.70	3/2/2019
Michael J. Short	1/15/2007	100,000	100,000	21.56	1/15/2017
	7/30/2007	82,747	82,747	19.21	7/30/2017
	7/30/2008	40,753	122,259	10.17	7/30/2018
	3/2/2009	—	39,938	9.92	3/2/2019
	6/1/2009	—	39,938	16.99	3/2/2019
	9/1/2009	—	39,938	18.02	3/2/2019
	12/1/2009	—	39,938	17.70	3/2/2019
Jonathan P. Ferrando	7/28/2003	77,200	—	17.00	7/28/2013
	7/27/2004	175,600	—	16.77	7/27/2014
	8/1/2005	175,600	—	21.59	8/1/2015
	7/31/2006	131,700	43,900	20.08	7/31/2016
	7/30/2007	82,747	82,747	19.21	7/30/2017
	7/30/2008	—	122,259	10.17	7/30/2018
	3/2/2009	—	39,938	9.92	3/2/2019
	6/1/2009	—	39,938	16.99	3/2/2019
	9/1/2009	—	39,938	18.02	3/2/2019
	12/1/2009	—	39,938	17.70	3/2/2019

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2009
Name	Grant Date	Option Awards(1)				Stock Awards(2)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Kevin P. Westfall	7/28/2003	28,950	—	17.00	7/28/2013
	7/27/2004	35,100	—	16.77	7/27/2014
	8/1/2005	52,650	—	21.59	8/1/2015
	9/7/2005	25,000	—	20.94	9/7/2015
	7/31/2006	49,359	16,454	20.08	7/31/2016
	7/30/2007	24,810	24,810	19.21	7/30/2017
	7/30/2008	—	12,219	10.17	7/30/2018
	7/30/2008					4,074	78,017
	3/2/2009					5,324	101,955
	3/2/2009	—	3,992	9.92	3/2/2019
	6/1/2009	—	3,992	16.99	3/2/2019
	9/1/2009	—	3,992	18.02	3/2/2019
	12/1/2009	—	3,992	17.70	3/2/2019

(1)	Stock options granted prior to January 1, 2009 vest 25% per year over four years on the anniversary of the applicable grant date. Each stock option granted in 2009 vests 25% per year over four years on the anniversary of June 1, 2009.

(2)	Shares of restricted stock granted prior to January 1, 2009 vest 25% per year over four years on the anniversary of the applicable grant date. Shares of restricted stock granted in 2009 vest 25% per year over four years on the anniversary of June 1, 2009.

(3)	Based on the closing price per share of our common stock on December 31, 2009 ($19.15).

(4)	All of Mr. Jackson’s options have been transferred other than for value to a personal trust.

Option Exercises and Stock Vested in Fiscal 2009

The following table provides information concerning exercises of stock options and vesting of restricted stock held by the named executive officers during 2009.

OPTIONS EXERCISES AND STOCK VESTED DURING FISCAL 2009
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mike Jackson	467,766	3,635,533	—	—
Michael E. Maroone	1,126,961	10,940,228	—	—
Michael J. Short	—	—	—	—
Jonathan P. Ferrando	40,753	405,900	—	—
Kevin P. Westfall	4,073	42,074	1,357	27,995

Equity Compensation Plans

The following table provides information as of December 31, 2009 regarding equity compensation plans approved and not approved by stockholders.

EQUITY COMPENSATION PLANS
	(A)	(B)	(C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Security Holders	11,885,280	$17.09	10,846,952(1)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	11,885,280	$17.09	10,846,952

(1)	Amount includes 9,313,720 million shares available under the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “2008 Plan”). As of December 31, 2009, a maximum of 1,645,499 shares may be awarded as awards, other than options or stock appreciation rights, that are settled in shares under the 2008 Plan.

Non-Qualified Deferred Compensation in Fiscal 2009

The AutoNation, Inc. Deferred Compensation Plan (“DCP”) affords a select group of management and highly compensated employees the opportunity to defer up to 75% of base salary and 90% of annual bonus and/or commissions on a pre-tax basis. Prior to 2009, we provided a 50% matching contribution, with vesting, up to the first $8,000 deferred to the DCP for certain participants including our named executive officers. Participants eligible for a matching contribution under the DCP were not eligible for the matching contribution in the AutoNation 401(k) plan. Effective January 1, 2009, we suspended matching contributions for both the DCP and the AutoNation 401(k) plan in light of the economic conditions. Earnings on deferrals are based on “deemed” investments in funds, selected for inclusion in the DCP by us, investing in equity instruments or debt securities. The DCP provides daily processing of account transactions including participant deemed investment election changes. Additionally, the DCP provides for payment of vested deferrals and earnings upon separation from service, death, and disability as well as upon specified in-service payment dates selected by the participants. Participants may elect to receive payments upon specified in-service dates or upon separation from service in the form of lump sum payments or annual installments up to 10 years. Specified in-service date payments may be paid in a lump sum or in up to five annual installments. The DCP is intended to meet the requirements of Section 409A of the Code and other relevant provisions thereunder and related Treasury regulations.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2009
Name	Executive Contributions in Last Fiscal Year ($)(1)	AutoNation Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Mike Jackson(5)	—	—	—	—	—
Michael E. Maroone	7,692	4,000	82,954	—	352,772
Michael J. Short	—	4,000	852	7,039	5,329
Jonathan P. Ferrando	—	4,000	1,460	24,716	11,307
Kevin P. Westfall	72,306	4,000	65,878	—	271,888

(1)	Amounts included as part of “Salary” for 2009 in the “Summary Compensation Table.”

(2)	Matching contributions made in 2009 were based upon 2008 executive contributions, and are included as part of “All Other Compensation” for 2009 in the “Summary Compensation Table.”

(3)	Amounts not included in the “Summary Compensation Table.”

(4)	Amounts, other than (1) contributions reported in the “Executive Contributions in Last Fiscal Year” and “AutoNation Contributions in Last Fiscal Year” columns and (2) gains or losses not required to be reported in the “Summary Compensation Table,” have been previously reported as compensation to our named executive officers in the “Summary Compensation Table” included in our prior proxy statements.

(5)	Mr. Jackson did not participate in the DCP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation that would have been payable to each of our named executive officers under any contract, agreement, plan, or arrangement with us that provides for any payment to such executive in the event of termination of such executive’s employment or a change in control of the Company, in each case assuming the termination or change in control occurred effective as of December 31, 2009, the last business day of our most recent fiscal year. The amount of compensation payable to each named executive officer upon “termination for cause,” “voluntary termination” (or “voluntary termination for good reason” and “voluntary termination without good reason”), “death or disability,” “retirement,” “involuntary termination without cause,” and “change in control,” as applicable, is shown below. We have prepared the tables based on the following general assumptions, and the tables should be considered in conjunction with these assumptions and the disclosures below the tables.

General Assumptions

Stock-Based Awards

In certain cases upon a termination or change in control, the vesting of unvested stock options and shares of restricted stock is accelerated. To determine the value of unvested stock options that would accelerate in such cases, we calculated the difference between (1) the exercise price of the unvested stock options that would accelerate and (2) the closing price per share of our common stock on December 31, 2009, which was $19.15. To determine the market value of unvested shares of restricted stock that would accelerate in such cases, we multiplied (x) the number of unvested shares of restricted stock that would accelerate by (y) $19.15. Since vested stock options are already exercisable upon termination (except in the case of a termination for “cause”), no value is attributable in the tables to the extension of the exercise period for such vested options.

Benefits

Messrs. Jackson and Maroone are eligible for health and welfare benefits, including disability and life insurance, in connection with certain termination events, and in such events the tables below reflect our expense (based on 2010 premiums) in connection with such executive’s elections.

Change in Control

We have not entered into any “change in control” agreements with any of our named executive officers. However, under our equity compensation plans, in the event of a “change in control” (as defined in our equity compensation plans and related agreements), all outstanding stock options held by such executive shall become immediately exercisable in full and, unless waived in advance of such change in control by our Board, such executive shall have the right to require us to pay, in cancellation of options, an amount equal to the product of (i) the excess of (a) the fair market value per share of the stock over (b) the option price times (ii) the number of shares of stock specified by such executive in a written notice to us. Additionally, in such case, all unvested shares of restricted stock shall immediately vest.

Restrictive Covenant Agreements

Our named executive officers have entered into restrictive covenants and other obligations as contained in various stock-based award agreements, confidentiality, non-solicitation/no-hire and non-compete agreements, and other similar agreements with us in connection with employment or the grant of stock-based awards. Generally, these restrictive covenants provide a restriction of one (1) year in which the named executive officer may not perform certain activities within specified geographic regions. The competitive activities include generally (i) participating or owning an interest in an entity engaged in the auto business (as defined in the applicable agreement) or any other business of the type and character engaged by us, (ii) employing any person that was employed by us within the prior six (6) months or seeking to induce any such person to leave his or her employment, (iii) soliciting any customer to patronize any business in competition with our business, or (iv) requesting or advising our customers or vendors to withdraw, curtail, or cancel their business with us. In certain cases, the receipt of post-termination payments by our named executive officers is conditioned upon their compliance with these restrictive covenants.

Receipt of Benefits

To the extent required in order to comply with Section 409A of the Code, certain payments that would otherwise be made during the six-month period immediately following the executive’s termination of employment may instead be paid on the first business day after the date that is six months following the executive’s “separation from service” within the meaning of Section 409A.

Description of Triggering Events

Termination for Cause (Employment Agreements)

Under our employment agreements with each of Messrs. Jackson and Maroone, termination for “cause” generally shall mean termination because of (i) the executive’s breach of any of his covenants contained in the applicable employment agreement, (ii) the executive’s failure or refusal to perform the duties and responsibilities required to be performed by the executive under the terms of the applicable employment agreement, (iii) the executive’s willfully engaging in illegal conduct or gross misconduct in the performance of his duties hereunder (provided, that no act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in our best interest), (iv) the executive’s commission of an act of fraud or dishonesty affecting us or the commission of an act constituting a felony, or (v) the executive’s violation of our policies in any material respect.

Termination for Cause (Equity Compensation Plans)

Under our equity compensation plans, termination for “cause” generally shall mean termination because of (i) the executive’s conviction for commission of a felony or other crime, (ii) the commission by the executive of any act against us constituting willful misconduct, dishonesty, fraud, theft or embezzlement, (iii) the executive’s failure, inability or refusal to perform any of the material services, duties or responsibilities required of him by us or to materially comply with the policies or procedures established from time to time by us, for any reason other than his illness or physical or mental incapacity, (iv) the executive’s dependence, as determined in good faith by us, on any addictive substance, including, but not limited to, alcohol or any illegal or narcotic drugs, (v) the destruction of or material damage to our property caused by the executive’s willful or grossly negligent conduct, and (vi) the willful engaging by the executive in any other conduct which is demonstrably injurious to us or our subsidiaries, monetarily or otherwise.

Termination for Good Reason

Under our employment agreements with each of Messrs. Jackson and Maroone, termination by Messrs. Jackson or Maroone for “good reason” generally shall mean the occurrence of (i) a material change by us in the executive’s duties or responsibilities which would cause executive’s position to become of materially and substantially less responsibility and importance than those associated with his duties or responsibilities as of the date of the applicable employment agreement, or (ii) a material breach of the applicable employment agreement by us, which breach is not cured within ten days after written notice is received by us.

Retirement

Retirement (as defined in our equity compensation plans) generally shall mean the named executive officer’s termination of employment or other service from us or a subsidiary of ours after attainment of age 55 and completion of at least six years of service with us or a subsidiary of ours (disregarding any service with an entity prior to becoming a subsidiary or after ceasing to be a subsidiary).

Change in Control

Change in Control (as defined in our equity compensation plans) generally shall mean if any person shall (i) acquire direct or indirect beneficial ownership of more than 50% of the total combined voting power with respect to the election of directors of our issued and outstanding stock (except that no change in control shall be deemed to have occurred if the persons who were our stockholders immediately before such acquisition own all or substantially all of the voting stock or other interests of such person immediately after such transaction), or (ii) have the power (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the board. The stock option and restricted stock award agreements for the 2009 and 2010 stock-based awards provide that neither (A) the acquisition by ESL of either (x) direct or indirect beneficial ownership of 50% or more of our common stock or (y) direct or indirect beneficial ownership of more than 50% of total combined voting power with respect to the election of directors of our outstanding common stock nor (B) ESL having the power to (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the Board, shall constitute a Change in Control with respect to any stock-based award under any AutoNation equity compensation plan.

Mike Jackson

Mike Jackson	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$1,150,000	—	—	—	$1,150,000	—
Deferred Bonus	—	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	$2,753,419	$2,753,419	$2,753,419	$2,753,419	$2,753,419	$2,753,419
Post-Separation Health and Welfare Benefits	—	$ 15,296	—	—	—	$ 15,296	—

Termination for Cause

If we terminate Mr. Jackson’s employment for “cause,” he is not entitled to any payments triggered by the termination, and options held by Mr. Jackson on the date of termination, whether vested or unvested, will be cancelled.

Voluntary Termination for Good Reason

If Mr. Jackson terminates his employment with us for “good reason”, as long as Mr. Jackson is in compliance with the restrictive covenants and confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive an amount equal to: (i) the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as (ii) the pro-rata portion (based on the portion of the calendar year actually served by Mr. Jackson) of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Payment of the amount due under clause (i) above would be made by us (by lump sum or otherwise) within 30 days following the termination, and payment of the amount due under clause (ii) above would be made by us (in lump sum) at the same time as year 2009 annual bonuses would have been paid to our bonus-eligible employees. (Since the assumed date of termination is year-end under our Executive Incentive Plan, payment of the amount due under clause (ii) (which was $1,705,833 for 2009) is reflected under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” not “Cash Severance” in the table above.) Mr. Jackson and his dependents also will be entitled to continue to participate in our group health and welfare benefit plans for a period of 18 months following the termination at the same cost to Mr. Jackson as provided to him prior to termination (or we will procure and pay for comparable benefits during such time period). Moreover, all vested stock options held by Mr. Jackson will survive and be exercisable for the remainder of their initial ten-year term, and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination.

Voluntary Termination Without Good Reason

If Mr. Jackson terminates his employment with us without “good reason,” he is not entitled to any payments triggered by the termination. Since Mr. Jackson is eligible for “retirement” (as defined in our equity compensation plans), he would be entitled to the benefit described in the “Retirement” paragraph below.

Termination Due to Death or Disability

If Mr. Jackson’s employment is terminated due to death or disability (as defined in our equity compensation plans), all options held by Mr. Jackson at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

Retirement

In the event of Mr. Jackson’s retirement, all options held by Mr. Jackson at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

Involuntary Termination Without Cause

If we terminate Mr. Jackson’s employment without “cause,” as long as Mr. Jackson is in compliance with the restrictive covenants and confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive the same payments and other benefits as described in the “Voluntary Termination for Good Reason” paragraph above.

Material Conditions and Obligations

Mr. Jackson will be subject to the restrictive covenant agreements described under “General Assumptions — Restrictive Covenant Agreements” above.

Michael E. Maroone

Michael E. Maroone	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$1,000,000	—	—	—	$1,000,000	—
Acceleration of Unvested Stock Options	—	$2,203,669	$2,203,669	$2,203,669	$2,203,669	$2,203,669	$2,203,669
Post-Separation Health and Welfare Benefits	—	$ 20,139	—	—	—	$ 20,139	—

Termination for Cause

If we terminate Mr. Maroone’s employment for “cause,” he is not entitled to any payments triggered by the termination, and options held by Mr. Maroone on the date of termination, whether vested or unvested, will be cancelled.

Voluntary Termination for Good Reason

If Mr. Maroone terminates his employment with us for “good reason,” as long as Mr. Maroone is in compliance with the restrictive covenants and confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive an amount equal to: (i) the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as (ii) the pro-rata portion (based on the portion of the calendar year actually served by Mr. Maroone) of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Payment of the amount due under clause (i) above will be made by us (by lump sum or otherwise) within 30 days following the termination, and payment of the amount due under clause (ii) above will be made by us (in lump sum) at the same time as year 2009 annual bonuses would have been paid to our bonus-eligible employees. (Since the assumed date of termination is year-end under our Executive Incentive Plan, payment of the amount due under clause (ii) (which was $1,112,500 for 2009) is reflected under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” not “Cash Severance” in the table above.) Also, Mr. Maroone and his dependents will also be entitled to continue to participate in our group health and welfare benefit plans for a period of 18 months following the termination at the same cost to Mr. Maroone as provided to him prior to termination (or we will procure and pay for comparable benefits during such time period). Moreover, all vested stock options held by Mr. Maroone will survive and be exercisable for the remainder of their initial ten-year term, and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination.

Voluntary Termination Without Good Reason

If Mr. Maroone terminates his employment with us without “good reason,” he is not entitled to any payments triggered by the termination. Since Mr. Maroone is eligible for “retirement” (as defined in our equity compensation plans), he would be entitled to the benefit described in the “Retirement” paragraph below.

Termination Due to Death or Disability

If we terminate Mr. Maroone’s employment due to death or disability (as defined in our equity compensation plans), all options held by Mr. Maroone at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

Retirement

In the event of Mr. Maroone’s retirement, all options held by Mr. Maroone at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

Involuntary Termination Without Cause

If we terminate Mr. Maroone’s employment without “cause,” as long as Mr. Maroone is in compliance with the restrictive covenants and the confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive the same payments and other benefits as described in the “Voluntary Termination for Good Reason” paragraph above.

Material Conditions and Obligations

Mr. Maroone will be subject to the restrictive covenant agreements described under “General Assumptions – Restrictive Covenant Agreements” above.

Michael J. Short

Michael J. Short	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	$1,655,820	—	—	$1,655,820
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—

Jonathan P. Ferrando

Jonathan P. Ferrando	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	$1,655,820	—	—	$1,655,820
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—

Kevin P. Westfall

Kevin P. Westfall	Termination with Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	$165,495	—	—	$165,495
Acceleration of Unvested Shares of Restricted Stock	—	—	$179,972	—	—	$179,972
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—

Termination for Cause

If we terminate Messrs. Short’s, Ferrando’s, or Westfall’s employment for “cause,” they are not entitled to any payments triggered by the termination and options held by such executive on the date of termination, whether vested or unvested, will be cancelled.

Voluntary Termination

If Messrs. Short, Ferrando, or Westfall voluntarily terminate their employment for any reason, they are not entitled to any payments triggered by the termination and options held by such executive, to the extent exercisable on the date of termination, shall remain exercisable until the earlier of the expiration date of the options or sixty (60) days following the date of termination.

Termination Due to Death or Disability

If Messrs. Short’s, Ferrando’s, or Westfall’s employment is terminated because of death or disability (as defined in our equity compensation plans), they are not entitled to any payments triggered by the termination, and options held by such executive at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

Retirement

In the event of Messrs. Short’s, Ferrando’s, or Westfall’s retirement, they will be entitled to receive the same payments and other benefits as described under the section “Voluntary Termination” above. Messrs. Short, Ferrando, and Westfall were not at December 31, 2009 and are not currently eligible for retirement treatment under our equity compensation plans.

Involuntary Termination Without Cause

If we terminate Messrs. Short’s, Ferrando’s, or Westfall’s employment without “cause,” they are not entitled to any payments triggered by the termination, and options held by them, to the extent exercisable on the date of termination, shall remain exercisable until the earlier of the expiration date of the options or 60 days following the date of the termination.

Material Conditions and Obligations

Messrs. Short, Ferrando and Westfall will be subject to the restrictive covenant agreements described under “General Assumptions – Restrictive Covenant Agreements” above.

EMPLOYMENT AGREEMENTS

We have employment agreements with Mike Jackson and Michael E. Maroone. Summaries of these employment agreements are set forth below.

Mike Jackson

On July 25, 2007, we entered into an employment agreement with Mr. Jackson pursuant to which he serves as our Chairman and Chief Executive Officer. The agreement, which expires on September 24, 2010 (subject to earlier termination in certain circumstances), effectively extends Mr. Jackson’s prior employment agreement and provides for a continuation of his base salary of $1,150,000 per year, subject to future increases as determined by the Compensation Committee (or the Executive Compensation Subcommittee, as applicable). Mr. Jackson’s employment agreement also provides for his participation in the AutoNation, Inc. Senior Executive Incentive Bonus Plan, with bonus eligibility (which shall be no less than 133 1/3% of his base salary) and performance objectives as established by the Executive Compensation Subcommittee during the first quarter of each year. A portion of the bonus awards under the AutoNation, Inc. Senior Executive Incentive Bonus Plan are payable to Mr. Jackson on a deferred basis (without interest), subject to certain terms and conditions. The agreement provides that Mr. Jackson will participate in our stock option program during each year of his employment at the discretion of the Executive Compensation Subcommittee. Under the terms of the agreement, if we terminate Mr. Jackson’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as the pro rata portion of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Additionally, if we terminate Mr. Jackson’s employment without cause or if he terminates employment for good reason, all vested stock options held by him will survive and be exercisable for the remainder of their initial ten-year term and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination. The agreement also contains non-competition covenants and provides that Mr. Jackson is entitled to certain benefits during his employment, including limited personal use of our corporate aircraft.

Michael E. Maroone

On July 25, 2007, we entered into an employment agreement with Michael E. Maroone pursuant to which he serves as our President and Chief Operating Officer. The agreement, which expires on December 31, 2010 (subject to earlier termination in certain circumstances), effectively extends Mr. Maroone’s prior employment agreement and provides for a continuation of his base salary of $1,000,000 per year, subject to future increases as determined by the Compensation Committee (or the Executive Compensation Subcommittee, as applicable). The employment agreement also provides for Mr. Maroone’s participation in the AutoNation, Inc. Senior Executive Incentive Bonus Plan, with bonus eligibility (which shall be no less than 100% of his base salary) and performance objectives as established by the Executive Compensation Subcommittee during the first quarter of each year. The agreement provides that Mr. Maroone will participate in our stock option program during each year of his employment at the discretion of the Executive Compensation Subcommittee. Under the terms of the agreement, if we terminate Mr. Maroone’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equivalent to his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment. In such circumstances, Mr. Maroone would also be entitled to receive the pro rata portion of his annual performance bonus applicable to the period prior to the termination of his employment, provided that the applicable performance targets are met. Additionally, if we terminate Mr. Maroone’s employment without cause or if he terminates employment for good reason, all vested stock options held by him will survive and be exercisable for the remainder of their initial ten-year term and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination. The agreement also contains non-competition covenants and provides that Mr. Maroone is entitled to certain benefits during his employment, including limited personal use of our corporate aircraft.

AUDIT-RELATED MATTERS

REPORT OF THE AUDIT COMMITTEE

The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

During 2009, the Audit Committee consisted of Robert R. Grusky (Chair), David B. Edelson, Kim C. Goodman, and Carlos A. Migoya. On March 8, 2010, Kim C. Goodman informed the Company that she will not stand for re-election to the Board at the 2010 Annual Meeting. Ms. Goodman will continue to serve on the Audit Committee until the date of 2010 Annual Meeting. The Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of the New York Stock Exchange, our Audit Committee Charter, and the independence standards set forth in our Corporate Governance Guidelines. The Board has also determined that each of Mr. Grusky and Mr. Edelson is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended. As more fully described below, in carrying out its responsibilities, the Audit Committee looks to management and AutoNation’s independent registered public accounting firm. The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at http://corp.autonation.com/investors.

Our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing AutoNation’s financial reporting, audit processes, systems of internal control over financial reporting, and disclosure controls. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal control over financial reporting. We also monitor the preparation by management of the Company’s quarterly and annual financial statements. KPMG LLP, AutoNation’s independent registered public accounting firm, is accountable to us and is responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of AutoNation in conformity with generally accepted accounting principles in the United States. KPMG LLP also is responsible for auditing and reporting on internal control over financial reporting. We are solely responsible for selecting and reviewing the performance of AutoNation’s independent registered public accounting firm and, if we deem appropriate in our sole discretion, terminating and replacing the independent registered public accounting firm. We also are responsible for reviewing and approving the terms of the annual engagement of AutoNation’s independent registered public accounting firm, including the scope of audit and non-audit services to be provided by the independent registered public accounting firm and the fees to be paid for such services, and discussing with the independent registered public accounting firm any relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.

In fulfilling our oversight role, we met and held discussions, both together and separately, with the Company’s management and KPMG LLP. Management advised us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG LLP, both together and separately, in advance of the public release of operating results and filing of annual or quarterly reports with the Securities and Exchange Commission. We discussed with KPMG LLP matters deemed significant by KPMG LLP, including those matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and reviewed a letter from KPMG LLP disclosing such matters.

KPMG LLP also provided us with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with KPMG LLP matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the letter, KPMG LLP confirmed its independence, and we determined that the KPMG LLP’s provision of non-audit services to AutoNation is compatible with maintaining their independence. We also reviewed a report by KPMG LLP describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the Public Company Accounting Oversight Board.

Based on our review with management and KPMG LLP of AutoNation’s audited consolidated financial statements and the KPMG LLP’s report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the audited consolidated financial statements be included in AutoNation’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee:

Robert R. Grusky, Chair

David B. Edelson

Kim C. Goodman

Carlos A. Migoya

AUDITOR FEES AND SERVICES

The following table sets forth (i) the aggregate fees billed for professional services rendered by KPMG LLP for the audits of our financial statements and internal control over financial reporting for years 2009 and 2008 (reported in the “Audit Fees” category below) and (ii) the aggregate fees billed in 2009 and 2008 by KPMG for our use of KPMG’s on-line technical research service (reported in the “All Other Fees” category below”).

Fee Category	2008	2009
Audit Fees	$2,664,400	$2,350,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,500	1,500

Total Fees	2,665,900	2,351,500

Ratio of Tax and All Other Fees to Audit and Audit-Related Fees	0.00:1	0.00:1
Percentage of Aggregate Fees which were Audit or Audit Related	100%	100%

POLICY FOR APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

Our Audit Committee’s policies require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm other than services permitted under the de minimis exception under applicable Securities and Exchange Commission rules (which are approved by our Audit Committee prior to our independent registered public accounting firm’s completion of its annual audit). Under our Audit Committee’s policies, pre-approval generally is detailed as to the particular service or category of services and is subject to a specific budget. Under our Audit Committee’s policies, all tax planning services and services that do not constitute audit, audit-related, or tax-compliance services are subject to a formal bidding process and may not be provided by our independent registered public accounting firm unless our Audit Committee concludes that such services may be provided most effectively or economically by our independent registered public accounting firm and that the independence of our registered public accounting firm would not be affected adversely by the provision of such services. Our Audit Committee has delegated to its Chair the authority to approve, within guidelines and limits established by the Committee, specific services to be provided by our independent registered public accounting firm and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, our Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm during 2009, and the fees paid for such services.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010. KPMG LLP has served us in this capacity since May 6, 2003. If the selection of KPMG LLP as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm, and may do so at any time at its discretion. A representative of KPMG LLP is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so.

The Board recommends that you vote “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for us and our subsidiaries for 2010.

PROPOSAL 3: STOCKHOLDER PROPOSAL

The stockholder proposal set forth below was submitted to the Company by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a purported owner of 500 shares of our common stock. Mr. Chevedden’s proposal is printed below verbatim, and we have not endeavored to correct any erroneous statements or typographical errors contained therein. Mr. Chevedden has advised the Company that he intends to present the following resolution at our Annual Meeting. However, it should be noted that although Mr. Chevedden has attempted to make, or made, stockholder proposals to the Company every year since 2001, he has never personally attended an annual meeting to present one of his proposals. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.

“3 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt consideration. This proposal is in favor of our board maintaining its current power to call a special meeting.

This proposal topic won more than 60% support at the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Alaska Air (ALK), Safeway (SWY), Motorola (MOT), R.R. Donnelley (RRD) and Mattel (MAT).

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. In 2009 the following governance and performance issues were identified:

Our board’s decision to pay our CEO Mike Jackson more than $1million in salary was not in line with shareholder’s interests because part of the his salary was therefore not deductible. Additionally, Mr. Jackson received the personal use of company aircraft and this was not linked to our company’s performance, and therefore, was not in shareholder interest. Mr. Jackson did not receive a 2008 bonus because his performance goals were not achieved based on operating income per share and operating income as a percent of gross margin.

Approximately 45% of our company’s stock was owned by ESL Investments, a hedge fund run by Edward Lampert, of Sears Holdings fame. William Crowley, the President and COO of the hedge fund, served on the AutoNation board.

Any time one entity holds this much company stock, there is the risk that the interests of minority shareholders are subordinated to the interests of the large shareholder according to The Corporate Library www.thecorporatelibrary.com, an independent investment research firm. It is believed that ESL Investments would vote against any shareholder proposal.

We did not have an Independent Chairman or even a Lead Director – independence concerns. And we had no shareholder right to Cumulative Voting. Our 2009 annual meeting was less than 15-minutes and was held in a conference room. The Chairman of our Nomination committee had 18-years tenure – independence concern.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings – Yes on 3.”

Board of Directors’ Response

Under our by-laws, a special meeting of stockholders may be called at any time by the Board of Directors. This by-law provision conforms to the requirements of the Delaware General Corporation Law, and is an appropriate corporate governance provision because it

•	enables the orderly conduct of our business,

•	affords the Board of Directors ample notice and opportunity to respond to proposals, and

•	allows our directors, according to their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of stockholders to convene a special meeting.

The Board does not believe it is appropriate to enable holders of only ten percent (a small minority of stockholders) of our common stock to have an unlimited ability to call special meetings for any purpose at any time. Enabling the holders of only ten percent of the Company’s outstanding stock to call special meetings could subject the Company and the Board to disruption from stockholder activists or special interest groups with an agenda not in the best interests of the Company or long-term stockholders. Additionally, special meetings could impose substantial administrative and financial burdens on the Company and could significantly disrupt the conduct of the Company’s business.

For a Company with as many stockholders as AutoNation, a special meeting of stockholders is a very expensive and time-consuming affair because of the legal costs in preparing required disclosure documents, and printing and mailing costs. Additionally, preparing for stockholder meetings requires significant time and attention of the Board of Directors, members of senior management and significant employees, diverting their attention away from performing their primary function which is to operate the business of the Company in the best interests of our stockholders. Calling special meetings of stockholders is not a matter to be taken lightly, and special meetings should be extraordinary events that only occur when either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting.

Because each director is elected annually, our directors are already accountable to the Company’s stockholders. The Board also believes that the current timing and process set forth in our by-laws to allow stockholders to submit a proposal and bring a matter to an annual meeting for a vote is an effective means for stockholders to voice their concerns, as well as an efficient use of the Company’s resources. The timing and process to submit a proposal for the 2011 annual meeting is described on page 18 of this proxy statement. Furthermore, our by-laws permit stockholders to act by written consent at any time in lieu of a meeting.

Mr. Chevedden has previously presented similar stockholder proposals, and they have been soundly rejected by AutoNation stockholders. Approximately 67%, 82%, and 86% of the votes cast in 2007, 2008, and 2009, respectively, voted against these proposals.

We also note that Mr. Chevedden, a purported owner of 500 shares of our common stock and a stockholder proponent that sends out stockholder proposals to a large number of companies every year, has been sending stockholder proposals to the Company since 2001, none of which have received a majority stockholder vote. Instead, each time one of his stockholder proposals has been presented at an annual meeting of AutoNation stockholders, our stockholders have soundly rejected it. Further, at each of the last four annual meetings of AutoNation stockholders, rather than presenting the stockholder proposal himself, a representative of the International Association of Machinists and Aerospace Workers (the “Machinists”) presented the stockholder proposal from Mr. Chevedden on his behalf. It is not clear to us what the nature of Mr. Chevedden’s relationship is with the Machinists or what his or the Machinists’ motivations are in making stockholder proposals, but we do know that the Machinists have been attempting to organize automotive dealership service technicians, including some of ours, for many years. While we do not ascribe improper motivations to Mr. Chevedden or the Machinists, we do not believe it is appropriate to make stockholder proposals based on personal or special interests – such as a desire to organize Company employees – or grievances against the Company that are not shared by stockholders at large.

The Board recommends that you vote “AGAINST” this stockholder proposal.

PROPOSAL 4: STOCKHOLDER PROPOSAL

The proposal set forth below was submitted to the Company by the International Brotherhood of Electrical Workers’ Pension Benefit Fund (referred to as the “Fund”), 900 Seventh Street, NW, Washington, D.C. 2001. The Fund’s proposal is printed below verbatim, and we have not endeavored to correct any erroneous statements or typographical errors contained therein. The Fund has advised the Company that it intends to present the following resolution at our Annual Meeting. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.

“RESOLVED: The shareholders of AutoNation Incorporated (“Company”) urge the Board of Directors to amend the Company’s by laws, effective upon the expiration of current employment contracts, to require that an independent director – as defined by the rules of the New York Stock Exchange (“NYSE”) – be its Chairman of the Board of Directors. The amended by laws should specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders, and (b) that compliance is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT

The wave of corporate scandals at such companies as Enron, WorldCom and Tyco resulted in renewed emphasis on the importance of independent directors. For example, both the NYSE and the NASDAQ have adopted new rules that would require corporations that wish to be traded on them to have a majority of independent directors.

Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”), or a former CEO, or some other officer. We believe that no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO, former CEO or some other officer or insider of the company.

We also believe that it is worth noting that many of the companies that were embroiled in the financial turmoil stemming from the recent crisis in the financial services industry – Bank of America, Citigroup, Merrill Lynch, Morgan Stanley, Wachovia and Washington Mutual did not have an independent Chairman of the Board of Directors.

Company even lacks a Lead Director, which in our opinion, is not an adequate substitute for an independent director having the full powers and authority of the Chairman for providing oversight of the Company’s officers.

We respectfully urge the board of our Company to change its corporate governance structure by having an independent director serve as its Chairman.

Board of Directors’ Response

Under our by-laws, the Board has the flexibility to determine whether it is in the best interests of our stockholders and the Company to separate or combine the roles of the Chairman of the Board and Chief Executive Officer at any point in time. This proposal would remove this flexibility and narrow the governance arrangements that the Board may consider, which could be contrary to the best interests of our stockholders. The Board believes that it should be permitted to use its business judgment to decide who is the best person to serve as Chairman of the Board, based on what is in the best interests of AutoNation at a given point in time, taking into account, among other things, the composition of the Board and the issues facing AutoNation. See also “Corporate Governance – Role of the Board and Board Structure.” We note that the Fund presented a similar stockholder proposal last year and that 86% of the votes cast voted against such proposal.

Our Board is stockholder-oriented – approximately 62% of our outstanding shares of common stock are held by our directors or entities related to our directors – and focused on the best interests of our stockholders. Furthermore, we have adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company. For example, our independent directors meet in executive session. Seventy-eight percent of our directors are “independent” under NYSE listing standards and AutoNation’s corporate governance guidelines. Additionally, the Audit Committee, the Compensation Committee, the Executive Compensation Subcommittee, and the Corporate Governance and Nominating Committee are each comprised solely of independent directors.

The Board recommends that you vote “AGAINST” this stockholder proposal.

OTHER MATTERS

We are not aware of any other matters that will be properly brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, Messrs. Jackson and Ferrando will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment. Messrs. Jackson and Ferrando were designated to be your proxies by our Board of Directors.

HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs.

Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate Notice or set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 1-800-542-1061 and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.

If you would like to receive a copy of our 2009 Annual Report or this proxy statement, please contact our Investor Relations by mail at Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301 or by telephone at (954) 769-7342, and we will send a copy to you without charge. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for the purpose of the Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.

AUTONATION

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000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

MR A SAMPLE

DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext

ADD 1 Electronic Voting Instructions

ADD 2

ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week!

ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

11:59 Proxies p.m. submitted , Eastern by Time, the on Internet May 4, or 2010. telephone must be received by

Vote by Internet

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Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below.

1. Election of Directors: 01—Mike Jackson 02—Robert J. Brown 03—Rick L. Burdick 04—William C. Crowley 05—David B. Edelson

06—Robert R. Grusky 07—Michael Larson 08—Michael E. Maroone 09—Carlos A. Migoya +

Mark here to vote FOR all nominees For All EXCEPT—To withhold a vote for one or more nominees, mark the box to the left and the 01 02 03 04 05 06 07 08 09 Mark here to WITHHOLD vote from all nominees corresponding numbered box(es) to the right.

The Board of Directors recommends a vote FOR Proposal 2. The Board of Directors recommends a vote AGAINST Proposals 3 and 4.

For Against Abstain For Against Abstain

2. Ratification independent of registered the selection public of KPMG accounting LLP firm as the for Company’s 2010. 3. Adoption of stockholder proposal regarding special meetings.

4. Adoption Board chairman. of stockholder proposal regarding an independent

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1 U P X 0 2 4 6 8 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 015TDD

2010 AutoNation, Inc. Annual Meeting of

Stockholders Wednesday, May 5, 2010, 9:00 A.M. Eastern Time AutoNation, Inc.

200 SW 1st Ave Fort Lauderdale, FL 33301 Upon arrival, please present this admission ticket and photo identification at the registration desk.

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

Proxy — AutoNation, Inc.

This proxy is solicited on behalf of the Board of Directors

Mike Jackson and Jonathan P. Ferrando, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of AutoNation, Inc. to be held on May 5, 2010, or any postponements or adjournments thereof, as indicated on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010, AGAINST THE ADOPTION OF THE STOCKHOLDER PROPOSAL REGARDING SPECIAL MEETINGS, AND AGAINST THE ADOPTION OF THE STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIRMAN. As to any other matter, the proxy holders shall vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

The undersigned hereby acknowledges receipt of the Proxy Statement and the Annual Report for the fiscal year ended December 31, 2009 furnished herewith.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side)